    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1997
                                              REGISTRATION NO. 333-_____________
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                                   FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                            -----------------------

                       FIRST FINANCIAL BANKSHARES, INC.
            (Exact name of registrant as specified in its charter)

                            -----------------------
            TEXAS                                             75-0944023
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NO.)

                                     6712
                         (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)


                                400 PINE STREET
                             ABILENE, TEXAS 79601
                                (915) 627-7155
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               CURTIS R. HARVEY
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                400 PINE STREET
                             ABILENE, TEXAS 79601
                                (915) 627-7155
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)
                            -----------------------
                                   Copies to:

   N. KATHLEEN FRIDAY, P.C.                                RICHARD G. WILLIAMS
     AKIN, GUMP, STRAUSS,                               SHANNON, GRACEY, RATLIFF
     HAUER & FELD, L.L.P.                                P.C.  & MILLER, L.L.P.
1700 PACIFIC AVENUE, SUITE 4100                            1600 BANK ONE TOWER
   DALLAS, TEXAS 75201-4675                                  500 THROCKMORTON
                                                         FORT WORTH, TEXAS 76102
                                PAUL L. CANNON
                           MCMAHON, SUROVIK, SUTTLE,
                         BUHRMANN, COBB, HICKS & GILL,
                          400 PINE STREET, SUITE 800
                             ABILENE, TEXAS 79601


  Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.
                            -----------------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                            -----------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                           PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO BE         OFFERING PRICE             AGGREGATE              REGISTRATION
  SECURITIES TO BE REGISTERED(1)        REGISTERED           PER SHARE(1)          OFFERING PRICE(1)             FEE(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock......................        216,454              $19.93                  $4,313,928               $1,307.12
============================================================================================================================

(1) The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), based on the book value of the shares of Common Stock of Southlake Bancshares, Inc. at June 30, 1997 that may be exchanged for the securities being registered.

                            -----------------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLE OR NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 1, 1997
OFFERING CIRCULAR/
------------------
PROSPECTUS
----------
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                           SHARES OF COMMON STOCK OF
                          SOUTHLAKE BANCSHARES, INC.
                                      FOR
                           SHARES OF COMMON STOCK OF

                                FIRST FINANCIAL
                               BANKSHARES, INC.

                               ----------------

                              THE EXCHANGE OFFER
                WILL EXPIRE AT 5:00 P.M., ABILENE, TEXAS TIME,
                              ON __________, 1997

     First Financial Bankshares, Inc., a Texas corporation ("First Financial" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange shares of its voting common stock, par value $10.00 per share ("First Financial Common Stock"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for all of the issued and outstanding shares of common stock of Southlake Bancshares, Inc., a Texas corporation ("Southlake"), par value $1.00 per share ("Southlake Common Stock"). Upon consummation of the Exchange Offer, each outstanding share of Southlake Common Stock tendered in the Exchange Offer will, subject to certain provisions with respect to fractional shares, be exchanged (the "Exchange") for .894 shares of First Financial Common Stock, subject to adjustment described herein. As a result, up to 242,119 shares of Southlake Common Stock will be exchanged for a maximum of 216,454 shares of First Financial Common Stock.

     Subject to the terms and conditions of the Exchange Offer, First Financial will accept for exchange all shares of Southlake Common Stock that are validly tendered on or prior to 5:00 p.m., Abilene, Texas time, on the date the Exchange Offer expires, which will be __________, 1997 (the "Expiration Date"), unless the Exchange Offer is extended. Once shares of Southlake Common Stock are tendered in the Exchange Offer, they may not be withdrawn. The Exchange Offer is subject to certain conditions, including a condition that at least 90%, or such higher amount as shall be necessary in order for the acquisition to be accounted for as a pooling of interests (the "Required Amount"), of the outstanding Southlake Common Stock be tendered in the Exchange Offer. See "The Exchange Offer--Conditions to Consummation of the Exchange Offer; Termination."

     Upon consummation of the Exchange Offer, it is anticipated that Southlake will be merged (the "Merger") with and into First Financial and that any remaining Southlake shareholders will receive in the Merger the same consideration they would have received had they participated in the Exchange Offer, subject to their rights to dissent from the Merger. This Prospectus also relates to the shares of First Financial Common Stock that may be issued in the Merger.

     Prior to the Exchange Offer, there has been no public market for the Southlake Common Stock. The First Financial Common Stock is traded on the NASDAQ National Market under the trading symbol "FFIN." On ____________, 1997, the closing sales price of the First Financial Common Stock, as reported by NASDAQ, was $__________.

                               ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is ____________, 1997

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL FIRST FINANCIAL ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF SOUTHLAKE COMMON STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


                             AVAILABLE INFORMATION

     First Financial is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The SEC also maintains a site on the World Wide Web, the address of which is http://www.sec.gov., that contains reports, proxy and information statements and other information regarding reporting companies that file electronically with the SEC.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by First Financial with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to First Financial and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


                          INCORPORATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY SHAREHOLDER OF SOUTHLAKE TO WHOM THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST TO CURTIS R. HARVEY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST FINANCIAL BANKSHARES, INC., 400 PINE STREET, ABILENE, TEXAS 79601, TELEPHONE NUMBER (915) 627-7155. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1997.

     First Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, First Financial's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, and First Financial's Current Reports on Form 8-K dated May 27, 1997 and August 27, 1997, in each case filed with the SEC pursuant to Section 13 of the Exchange Act, and the description of First Financial Common Stock which is contained in First Financial's Registration Statement on Form 8-A dated March 29, 1974, filed under Section 12 of the Exchange Act, as amended by Amendment No. 1 to Form 8-A on Form 8-A/A No. 1 dated January 7, 1994 and Amendment No. 2 to Form 8-A on Form 8-A/A No. 2 dated November 20, 1995, are incorporated into this Prospectus by reference.

     All documents filed by First Financial pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by First Financial or Southlake. This Prospectus does not constitute an offering within any jurisdiction to any person to whom it is unlawful to make such offer within such jurisdiction.

     The information herein concerning First Financial has been obtained from various filings by First Financial under the Exchange Act and from management. The information herein concerning Southlake has been obtained from the management of Southlake.


                               TABLE OF CONTENTS


PROSPECTUS SUMMARY........................................................... 5
        The Parties.......................................................... 5
        Summary of the Transaction........................................... 6
SUMMARY FINANCIAL DATA.......................................................10
FIRST FINANCIAL AND SUBSIDIARIES SELECTED FINANCIAL DATA.....................11
SOUTHLAKE AND SUBSIDIARY SELECTED FINANCIAL DATA.............................12
FIRST FINANCIAL AND SUBSIDIARIES AND SOUTHLAKE AND SUBSIDIARY PRO
   FORMA COMBINED SELECTED FINANCIAL DATA....................................13
FIRST FINANCIAL AND SUBSIDIARIES, SOUTHLAKE AND SUBSIDIARY, AND
   TCB-SAN ANGELO PURCHASE  PRO FORMA COMBINED SELECTED FINANCIAL DATA.......14
COMPARATIVE PER SHARE DATA...................................................15
THE EXCHANGE OFFER...........................................................16
        General..............................................................16
        Background of the Exchange Offer.....................................16
        First Financial's Reasons for the Exchange Offer.....................17
        Southlake's Reasons for the Exchange Offer...........................17
        Operation After the Exchange Offer and Merger........................18
        The Exchange Rate....................................................19
        The Expiration Date..................................................19
        Conditions to Consummation of the Exchange Offer; Termination........19
        Exchange of Shares and Certificates..................................21
        Guaranteed Delivery Procedures.......................................22
        Fractional Shares....................................................22
        No Withdrawal Rights.................................................23
        Regulatory Approvals Required........................................23
        Federal Income Tax Consequences......................................23
        Exchange Agent.......................................................24
        Resale by Southlake Affiliates.......................................24
        Anticipated Merger and Dissenting Shareholders' Rights...............25
        Accounting Treatment.................................................26
CERTAIN REGULATORY CONSIDERATIONS............................................26
        General..............................................................26
        Payment of Dividends.................................................28
        Certain Transactions by First Financial with its Affiliates..........28
        Capital..............................................................29
        First Financial Support of the First Financial Banks.................31
        Interstate Banking and Branching Act.................................31
        Pending and Proposed Legislation.....................................32

DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK.................................32
COMPARISON OF SHAREHOLDER RIGHTS.............................................32
        Board of Directors...................................................33
        Indemnification of Directors and Officers............................33
        Special Meetings of Shareholders.....................................33
INFORMATION ABOUT FIRST FINANCIAL............................................33
        General..............................................................33
        Recent Developments..................................................34
        Market Prices of and Dividends Paid on First Financial Common Stock..35
INFORMATION ABOUT SOUTHLAKE..................................................36
        General..............................................................36
        Market Area..........................................................36
        Services.............................................................37
        Competition..........................................................37
        Employees............................................................37
        Properties...........................................................37
        Market for and Dividends Paid on Southlake Common Stock..............37
        Security Ownership of Certain Beneficial Owners......................37
        Security Ownership of Management.....................................38
SELECTED CONSOLIDATED FINANCIAL DATA OF SOUTHLAKE............................39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
   OF OPERATIONS OF SOUTHLAKE................................................40
LEGAL MATTERS................................................................56
EXPERTS......................................................................56

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. As this summary is necessarily incomplete, reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Prospectus and the Annexes hereto. Shareholders of Southlake are urged to read the Prospectus and the Annexes hereto in their entirety.


                                  THE PARTIES

     First Financial is a Texas corporation and a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). First Financial owns, through its wholly-owned Delaware subsidiary, all of the capital stock of eight banks organized and located in Texas: First National Bank of Abilene, Abilene, Texas; Hereford State Bank, Hereford, Texas; First National Bank, Sweetwater, Texas; Eastland National Bank, Eastland, Texas; The First National Bank in Cleburne, Cleburne, Texas; Stephenville Bank and Trust Co., Stephenville, Texas; San Angelo National Bank, San Angelo, Texas and Weatherford National Bank, Weatherford, Texas (collectively, the "First Financial Banks"). First Financial operates principally in order to give the First Financial Banks access to additional management and technical resources, which help them to improve or expand their banking services while continuing their local activity and identity. The First Financial Banks are engaged in the general commercial banking business consisting of the acceptance of checking, savings and time deposits, the making of loans, including bank credit card services, transmitting funds and performing such other banking services as are usual and customary for commercial banks. First National Bank of Abilene, First National Bank, Sweetwater, and Stephenville Bank and Trust Co. have active trust departments. The trust departments offer a complete range of services to individuals, associations and corporations. The First Financial Banks also administer pension, profit sharing and other employee benefit plans, act as stock transfer agents or stock registrars for corporations and provide paying agent services. In addition, First National Bank of Abilene, The First National Bank in Cleburne, San Angelo National Bank and Weatherford National Bank provide securities brokerage services through arrangements with various third parties. As of June 30, 1997, First Financial and its consolidated subsidiaries had total assets of approximately $1.3 billion, total deposits of approximately $1.1 billion, total loans (net of allowance for loan losses) of approximately $572.5 million and total shareholders' equity of approximately $137.2 million. First Financial's principal executive offices are located at 400 Pine Street, Abilene, Texas 79601, and its telephone number is (915) 627-7155. See "Information About First Financial."

     On September 26, 1997, San Angelo National Bank, a subsidiary bank of First Financial, acquired certain assets and assumed certain liabilities of Texas Commerce Bank-San Angelo, National Association ("TCB-San Angelo") in a transaction that will be accounted for as a purchase transaction (the "TCB-San Angelo Purchase"). See "Information about First Financial--Recent Developments."

     Southlake is a one bank holding company formed in 1987 and incorporated in the State of Texas. Southlake owns 100% of Texas National Bank ("Texas National"), a national bank having its principal office in the City of Southlake, Tarrant County, Texas. Texas National, which began operations in 1985, is federally chartered and insured by the Federal Deposit Insurance Corporation (the "FDIC"). Southlake and Texas National are located approximately 20 miles northeast of downtown Fort Worth, Texas, and within the Fort Worth-Dallas metropolitan area. In addition, Texas National maintains a branch location in Trophy Club, Denton County, Texas. Texas National provides a full range of both commercial and consumer banking services, including loans, checking accounts, savings programs, safe deposit facilities, access to automated teller machines, and credit card programs. The bank does not offer trust services. As of June 30, 1997, Southlake and its consolidated subsidiary had total assets of approximately $53.6 million, total deposits of approximately $49.1 million, total loans (net of allowance for loan losses) of approximately $25.4 million and total shareholders' equity of approximately $4.2 million. Southlake's principal executive offices are located at 3205 E. Highway 114, Southlake, Texas 76092 and its telephone number is (817) 488-5544. See "Information about Southlake."

                          SUMMARY OF THE TRANSACTION

THE EXCHANGE OFFER

     Pursuant to a Stock Exchange Agreement and Plan of Reorganization dated as of August 18, 1997, between First Financial and Southlake and Texas National (the "Exchange Agreement"), First Financial is offering to acquire from the shareholders of Southlake (the "Southlake Shareholders") all outstanding shares of Southlake Common Stock in exchange for shares of First Financial Common Stock at the exchange rate specified below. THE SOUTHLAKE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE EXCHANGE OFFER IS FAIR TO THE SOUTHLAKE SHAREHOLDERS. See "The Exchange Offer."

THE EXCHANGE RATE

     First Financial will issue and exchange .894 shares of First Financial Common Stock for each share of Southlake Common Stock tendered by the Southlake Shareholders who accept the Exchange Offer during the time period the Exchange Offer is in effect; provided, however, that if First Financial, prior to consummation of the Exchange Offer, shall issue any additional shares of First Financial Common Stock pursuant to any stock dividend or stock split, the rate of exchange (the "Exchange Rate") shall be adjusted so as to prevent dilution of the exchanging Southlake Shareholders. First Financial will not issue any fractional shares of First Financial Common Stock. Southlake Shareholders who would otherwise be entitled to receive fractional shares of First Financial Common Stock will be paid in cash for such fractional shares based upon a value of $39.75 per share of First Financial Common Stock. See "The Exchange Offer-The Exchange Rate."

THE EXPIRATION DATE

     Unless otherwise extended by First Financial, the offer by First Financial to exchange First Financial Common Stock for Southlake Common Stock shall terminate at 5:00 p.m., Abilene, Texas time on ______________, 1997 (the "Expiration Date").

CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER; TERMINATION

     Consummation of the Exchange Offer is subject to certain conditions, including without limitation, the valid tender by Southlake Shareholders of the Required Amount of Southlake Common Stock; the receipt of all required regulatory approvals and the lapse of certain waiting periods with respect to such approvals; the receipt by First Financial of an opinion from its independent accountants that the transaction will be accounted for as a "pooling of interests"; the receipt by Southlake of an opinion from its independent public accountants and/or tax counsel that the Exchange will not be considered a taxable event for federal income tax purposes; the receipt by First Financial of an opinion of counsel for Southlake as to certain corporate matters regarding Southlake and Texas National; the receipt by Southlake of an opinion of counsel for First Financial as to certain corporate matters regarding First Financial; the absence of any material adverse change in the financial condition of First Financial, Southlake or Texas National; the absence of legal or governmental action with respect to the Exchange Offer; the receipt by First Financial of a satisfactory Phase I Environmental Assessment Report covering all properties owned by Southlake and Texas National; appropriate action shall have been taken to freeze the Southlake Bancshares Employee Stock Ownership Plan (the "KSOP") and First Financial shall be satisfied with respect to certain other matters concerning the KSOP; Southlake and Texas National shall have terminated certain other employee benefit plans; Southlake shall have redeemed and canceled all outstanding shares of Southlake Preferred Stock; and no outstanding options requiring the issuance or sale of, or otherwise relating to, any capital stock of Southlake or Texas National shall exist as of the consummation of the Exchange Offer.

     The Exchange Offer may be terminated at any time (a) by mutual consent of First Financial and Southlake, (b) by First Financial if any of the other parties shall have breached a representation or warranty or covenant which constitutes a material adverse change from that represented in the Exchange Agreement or if any of the conditions to consummating the Exchange Offer are not satisfied or waived, (c) by Southlake if First Financial shall have breached a representation or warranty or covenant which constitutes a material adverse change from that represented in the Exchange Agreement or if any of the conditions to consummating the Exchange Offer are not satisfied or waived, (d) by First Financial or Southlake if the Exchange Offer is not consummated by January 31, 1998, or (e) by First Financial or Southlake if a court or governmental body shall have taken any action restraining, enjoining or otherwise prohibiting the Exchange or the Merger and such action shall be final and nonappealable. If the Exchange Offer is terminated without the acceptance by First Financial of any shares of Southlake Common Stock tendered, all shares so tendered will be promptly returned to the tendering Southlake Shareholders. See "The Exchange Offer - Conditions to Consummation of the Exchange; Termination."

EXCHANGE OF SHARES AND CERTIFICATES

     The Southlake Shareholders are receiving with this Prospectus a letter of transmittal for acceptance of the Exchange Offer (the "Letter of Transmittal"). Each Southlake Shareholder wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the certificates reflecting ownership of Southlake Common Stock (the "Southlake Common Stock Certificates") to be exchanged and any other required documentation to the Trust Department of First National Bank of Abilene (the "Exchange Agent") at the address set forth herein and therein. The delivery of the Letter of Transmittal with the Southlake Common Stock Certificates shall be deemed to constitute an acceptance of the Exchange Offer to the extent of the number of shares of Southlake Common Stock reflected on the Southlake Common Stock Certificates accompanying the Letter of Transmittal.

     Upon expiration of the Exchange Offer and satisfaction of certain conditions to the consummation of the Exchange Offer, if First Financial receives written notice from the Exchange Agent that the Required Amount of the outstanding shares of Southlake Common Stock have been validly tendered to First Financial, then First Financial will promptly cause to be issued and mailed to Southlake Shareholders who have tendered shares of Southlake Common Stock, by registered mail, certificates of First Financial Common Stock ("First Financial Common Stock Certificates") representing .894 shares (subject to adjustment as herein described) of First Financial Common Stock for each share of Southlake Common Stock received by the Exchange Agent. Any cash payment to which a Southlake Shareholder may be entitled in place of fractional shares of First Financial Common Stock will be included with the First Financial Common Stock Certificates mailed to the Southlake Shareholders.

     Any beneficial holder whose shares of Southlake Common Stock are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact the registered holder promptly and instruct such registered holder to tender on his or her behalf. If such beneficial holder wishes to tender on his or her own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Southlake Common Stock Certificates, either make appropriate arrangements to register ownership of the shares of Southlake Common Stock in such holder's name or obtain a properly completed stock power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer - Exchange of Shares and Certificates."

GUARANTEED DELIVERY PROCEDURES

     Southlake Shareholders who wish to tender their shares of Southlake Common Stock and whose Southlake Common Stock Certificates are not immediately available or who cannot deliver their Southlake Common Stock Certificates and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their shares of Southlake Common Stock according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

NO WITHDRAWAL RIGHTS

     Shares tendered pursuant to the Exchange Offer may not be withdrawn.

THE EXCHANGE AGENT

     The Exchange Agent for purposes of the Exchange Offer discussed herein shall be the Trust Department of First National Bank of Abilene, Third Floor, 400 Pine Street, Abilene, Texas 79601.

FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Exchange Offer is conditioned on receipt by Southlake of a written opinion from its independent accountants and/or tax counsel that the exchange of shares of Southlake Common Stock will not be considered a taxable event for federal income tax purposes. Southlake has received an opinion to such effect from its independent accountants, Judd, Thomas, Smith & Company, P.C. A copy of their opinion, which is subject to certain qualifications and assumptions, is attached hereto as Annex A. See "The Exchange Offer--Federal Income Tax Consequences."

ANTICIPATED MERGER AND DISSENTING SHAREHOLDERS' RIGHTS

     First Financial anticipates that, upon consummation of the Exchange Offer, Southlake will be merged (the "Merger") with and into First Financial with any remaining Southlake Shareholders receiving in the Merger the same consideration they would have received had they participated in the Exchange Offer, subject to their rights to dissent from the Merger. See "The Exchange Offer--Anticipated Merger and Dissenting Shareholders' Rights."

REGULATORY APPROVALS

     The Exchange Offer and Merger are subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Regulatory approval has been obtained. See "The Exchange Offer--Regulatory Approvals Required."

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE

     As of September 30, 1997, the directors and executive officers of Southlake beneficially owned 136,958 shares of Southlake Common Stock, representing approximately 56.6% of Southlake Common Stock outstanding. See "Information about Southlake--Security Ownership of Management."

FORWARD - LOOKING STATEMENTS

     This Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, including statements of goals, intentions and expectations as to future trends, plans, events or results of operations of First Financial or Southlake. These statements are based upon current and anticipated economic conditions, nationally and in First Financial's markets, governmental monetary and fiscal policies, interest rates, competitive factors and other conditions, which, by their nature, are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Readers are cautioned against placing undue reliance on any such forward-looking statement.

                            SUMMARY FINANCIAL DATA

     The following tables present selected historical consolidated financial data for each of First Financial and Southlake, combined pro forma financial data for First Financial and Southlake and combined pro forma financial data for First Financial, Southlake and the TCB-San Angelo Purchase. The historical financial data for First Financial for each year in the five-year period ended December 31, 1996 are derived from the audited consolidated financial statements of First Financial incorporated herein by reference. The historical financial data for Southlake as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 are derived from the audited consolidated financial statements of Southlake contained elsewhere in this Prospectus. The historical financial data for First Financial and Southlake as of June 30, 1996 and 1997 and for the six months ended June 30, 1996 and 1997 are derived from the unaudited financial statements of First Financial and Southlake, respectively, and in the respective opinions of First Financial and Southlake, include all normal recurring adjustments necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1997. The financial data should be read in conjunction with the applicable consolidated financial statements of First Financial and Southlake incorporated herein by reference or included elsewhere in this document.

     The pro forma data give effect to the Exchange and the Merger, in each case accounted for as a pooling of interests and based upon a conversion of each share of Southlake Common Stock into .894 shares of First Financial Common Stock. The pro forma data are prepared on the assumption that First Financial acquired Southlake and consummated the TCB-San Angelo Purchase as of the date of the balance sheet and as of the beginning of the period presented for the year ended December 31, 1996 and for the six months ended June 30, 1997. The pro forma balance sheet and income statement data for earlier periods also assume that First Financial acquired Southlake as of the beginning of each such period. Years prior to 1996 exclude the TCB-San Angelo Purchase. All per share data of First Financial have been adjusted to reflect stock splits and stock dividends.

     The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of results of operations or financial position that would have been reported had the Exchange or the Merger, as the case may be, or the TCB-San Angelo Purchase been completed at the beginning of the period or as of the date for which such unaudited pro forma information is presented, nor is such information indicative of future results of operations or financial position.

                       FIRST FINANCIAL AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                      JUNE 30,
                                       ----------------------------------------------------------  ----------------------
                                         1992       1993         1994         1995        1996        1996        1997
                                       --------  ----------  ------------  ----------  ----------  ----------  ----------

CONSOLIDATED SUMMARY OF
 INCOME STATEMENT DATA:
 Interest income.....................  $ 64,718  $   62,995   $   64,621   $   74,657  $   84,176  $   41,667  $   43,888
 Interest expense....................    25,692      21,513       22,416       29,448      33,731      16,701      17,800
                                       --------  ----------   ----------   ----------  ----------  ----------  ----------

 Net interest income.................    39,026      41,482       42,205       45,209      50,445      24,966      26,088
 Provision (credit) for loan losses..     1,216         511         (882)         168       1,200         883         397
 Noninterest income..................    10,312      12,940       12,313       15,030      15,842       7,744       8,701
 Noninterest expense.................    30,239      33,428       34,635       34,400      37,570      18,314      19,773
                                       --------  ----------   ----------   ----------  ----------  ----------  ----------

 Income before income taxes..........    17,883      20,483       20,765       25,671      27,517      13,513      14,619
 Provision for income taxes..........     5,478       6,615        6,805        8,656       9,395       4,621       4,947
                                       --------  ----------   ----------   ----------  ----------  ----------  ----------
 Net income before cumulative
  effect of accounting change........    12,405      13,868       13,960       17,015      18,122       8,892       9,672

 Cumulative effect of
  accounting change(1)...............        --       1,005           --           --          --          --          --
                                       --------  ----------   ----------   ----------  ----------  ----------  ----------

 Net income..........................  $ 12,405  $   14,873   $   13,960   $   17,015  $   18,122  $    8,892  $    9,672
                                       ========  ==========   ==========   ==========  ==========  ==========  ==========

 Net income per First Financial
 Common Share before cumulative
 effect of accounting change(2)......  $   1.50  $     1.67   $     1.68   $     2.04  $     2.16  $     1.06  $     1.15
                                       ========  ==========   ==========   ==========  ==========  ==========  ==========

 Net income per First
  Financial Common Share(2)..........  $   1.50  $     1.79   $     1.68   $     2.04  $     2.16  $     1.06  $     1.15
                                       ========  ==========   ==========   ==========  ==========  ==========  ==========

CONSOLIDATED PER SHARE DATA
 APPLICABLE TO FIRST FINANCIAL
 COMMON STOCK:
 Net income(2).......................  $   1.50  $     1.79   $     1.68   $     2.04  $     2.16  $     1.06  $     1.15
 Cash dividends declared.............      0.49        0.62         0.70         0.78        0.87        0.42        0.47
 Book value at period end............     10.93       12.17        13.05        14.38       15.62       14.96       16.30

CONSOLIDATED BALANCE SHEET
 DATA AT PERIOD END:
 Investment securities...............  $430,227  $  482,885   $  490,950   $  481,117  $  511,789  $  509,679  $  529,439
 Loans, net of allowance
  for loan losses....................   380,009     427,627      437,686      497,735     563,459     531,327     572,463
 Total assets........................   976,146   1,069,389    1,066,982    1,125,887   1,262,041   1,185,974   1,269,020
 Deposits............................   875,398     960,389      950,251      997,578   1,121,881   1,051,312   1,122,041
 Total liabilities...................   886,072     968,660      958,465    1,005,859   1,130,880   1,060,832   1,131,853
 Total shareholders' equity..........    90,074     100,729      108,517      120,028     131,161     125,142     137,167

-----------------------

(1) As of January 1, 1993, First Financial recorded the cumulative effect of the change in accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109.

(2) In March 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") was issued and will require restatement of the earnings per share ("EPS") reported above effective December 31, 1997. Under SFAS 128, First Financial will report basic EPS and EPS assuming dilution. The basic EPS would have been $1.15 and $1.07 for the six months ended June 30, 1997 and 1996, respectively, and $2.16, $2.04 and $1.68 for the years ended December 31, 1996, 1995 and 1994, respectively. The EPS assuming dilution would have been $1.14 and $1.07 for the six months ended June 30, 1997 and 1996, respectively, and $2.15, $2.04 and $1.67 for the years ended December 31, 1996, 1995 and 1994, respectively.

                           SOUTHLAKE AND SUBSIDIARY
                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                       SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,               JUNE 30,
                                  ---------------------------------------------------  -----------------
                                   1992      1993       1994         1995      1996      1996     1997
                                  -------  --------  -----------  ----------  -------  --------  -------

CONSOLIDATED SUMMARY OF
 INCOME STATEMENT DATA:
 Interest income................  $ 2,270  $ 2,338       $ 2,494     $ 2,989  $ 3,261   $ 1,593  $ 1,752
 Interest expense...............      998      816           885       1,060    1,086       543      579
                                  -------  -------       -------     -------  -------   -------  -------

 Net interest income............    1,272    1,522         1,609       1,929    2,175     1,050    1,173
 Provision for loan losses......       --       18            35          68       72        36       36
 Noninterest income.............      482      560           560         632      899       609      302
 Noninterest expense............    1,408    1,575         1,681       1,781    2,146     1,044    1,121
                                  -------  -------       -------     -------  -------   -------  -------
 Income before income taxes.....      346      489           453         712      856       579      318
 Provision for income taxes.....       96      102           111         172      167       143       54
                                  -------  -------       -------     -------  -------   -------  -------

 Net income before cumulative
  effect of accounting change...      250      387           342         540      689       436      264

 Cumulative effect of
  accounting change(1)..........       --      (34)           --          --       --        --       --
                                  -------  -------       -------     -------  -------   -------  -------
 Net income.....................  $   250  $   353       $   342     $   540  $   689   $   436  $   264
                                  =======  =======       =======     =======  =======   =======  =======

 Net income per Southlake
  Common Share before
  cumulative effect
  of accounting change(2).......  $  1.32  $  1.98       $  1.71     $  2.56  $  3.14   $  2.00  $  1.16
                                  =======  =======       =======     =======  =======   =======  =======

 Net income per Southlake
  Common Share(2)...............  $  1.32  $  1.80       $  1.71     $  2.56  $  3.14   $  2.00  $  1.16
                                  =======  =======       =======     =======  =======   =======  =======

CONSOLIDATED PER SHARE DATA
 APPLICABLE TO SOUTHLAKE
  COMMON STOCK:
 Net income(2)..................  $  1.32  $  1.80       $  1.71     $  2.56  $  3.14   $  2.00  $  1.16
 Cash dividends declared........       --       --            --          --       --        --       --
 Book value at period end.......     9.33    11.19         11.98       15.62    18.78     17.23    19.93


CONSOLIDATED BALANCE SHEET
 DATA AT PERIOD END:
 Investment securities..........  $10,024  $10,957       $13,531     $10,156  $10,241   $15,088  $14,398
 Loans, net of allowance
  for loan losses...............   12,854   17,006        18,770      21,971   25,975    23,272   25,427
 Total assets...................   34,459   36,507        38,653      46,725   50,944    47,632   53,654
 Deposits.......................   31,824   33,641        35,101      42,891   46,741    43,475   49,056
 Total liabilities(3)...........   32,693   34,315        36,249      43,590   47,021    44,032   49,433
 Total shareholders' equity(4)..    1,766    2,192         2,404       3,135    3,923     3,600    4,221

-----------------

(1) As of January 1, 1993, Southlake recorded the cumulative effect of the change in accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109.

(2) In March 1997, SFAS 128 was issued and will require restatement of the EPS reported above effective December 31, 1997. Under SFAS 128, Southlake would report basic EPS and EPS assuming dilution. The basic EPS would have been $1.25 and $2.12 for the six months ended June 30, 1997 and 1996, respectively, and $3.32, $2.69 and $1.75 for the years ended December 31, 1996, 1995 and 1994, respectively. The EPS assuming dilution would have been $1.16 and $2.00 for the six months ended June 30, 1997 and 1996, respectively, and $3.14, $2.56 and $1.71 for the years ended December 31, 1996, 1995 and 1994, respectively.

(3) Includes minority interest.

(4) After June 30, 1997 and prior to the date of this Prospectus, Southlake redeemed all of its issued and outstanding shares of preferred stock for an aggregate redemption price of $7,200.00, and 30,299 shares of Southlake Common Stock were acquired by officers and directors of Texas National pursuant to the exercise of outstanding stock options.

                     FIRST FINANCIAL AND SUBSIDIARIES AND
                           SOUTHLAKE AND SUBSIDIARY

                  PRO FORMA COMBINED SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,               JUNE 30,
                                       ------------------------------------  ----------------------
                                          1994         1995        1996         1996         1997
                                       -----------  ----------  -----------  ----------  ----------

CONSOLIDATED SUMMARY OF
 INCOME STATEMENT DATA:
 Interest income.....................  $   67,115   $   77,646   $   87,437  $   43,260  $   45,640
 Interest expense....................      23,301       30,508       34,817      17,244      18,379
                                       ----------   ----------   ----------  ----------  ----------

 Net interest income.................      43,814       47,138       52,620      26,016      27,261
 Provision (credit) for loan losses..        (847)         236        1,272         919         433
 Noninterest income..................      12,873       15,662       16,741       8,353       9,003
 Noninterest expense.................      36,316       36,181       39,716      19,358      20,894
                                       ----------   ----------   ----------  ----------  ----------

 Income before income taxes..........      21,218       26,383       28,373      14,092      14,937
 Provision for income taxes..........       6,916        8,828        9,562       4,764       5,001
                                       ----------   ----------   ----------  ----------  ----------
 Net income..........................  $   14,302   $   17,555   $   18,811  $    9,328  $    9,936
                                       ==========   ==========   ==========  ==========  ==========


 Net income per First
  Financial Common Share.............  $     1.68   $     2.06   $     2.19  $     1.09  $     1.15
                                       ==========   ==========   ==========  ==========  ==========

CONSOLIDATED PER SHARE DATA
 APPLICABLE TO FIRST FINANCIAL
  COMMON STOCK:
 Net income..........................  $     1.68   $     2.06   $     2.19  $     1.09  $     1.15
 Cash dividends declared.............        0.70         0.78         0.87        0.42        0.47
 Book value at period end............       13.06        14.45        15.73       14.28       16.42

CONSOLIDATED BALANCE SHEET
 DATA AT PERIOD END:
 Investment securities...............  $  504,481   $  491,273   $  522,030  $  524,767  $  543,837
 Loans, net of allowance for
  loan losses........................     456,456      519,706      589,434     554,599     597,890
 Total assets........................   1,105,635    1,172,612    1,312,985   1,233,606   1,322,674
 Deposits............................     985,352    1,040,469    1,168,622   1,094,787   1,171,097
 Short-term borrowings...............          90           85          110          90         115
 Long-term debt......................       1,642          550           37          75          37
 Total shareholders' equity..........     110,921      123,163      135,084     128,742     141,388

                       FIRST FINANCIAL AND SUBSIDIARIES,
                         SOUTHLAKE AND SUBSIDIARY, AND
                            TCB-SAN ANGELO PURCHASE

                  PRO FORMA COMBINED SELECTED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        YEAR ENDED    SIX MONTHS ENDED JUNE 30,
                                                        DECEMBER 31,  ------------------------
                                                          1996 (1)     1996 (1)      1997 (1)
                                                        ----------    ----------    ----------
CONSOLIDATED SUMMARY OF INCOME
STATEMENT DATA:
   Interest income.................................     $   98,057    $   48,877    $   50,689
   Interest expense................................         40,394        20,021        21,057
                                                        ----------    ----------    ----------

   Net interest income.............................         57,663        28,856        29,632
   Provision for loan losses.......................          1,272           919           433
   Noninterest income..............................         18,111         9,072         9,743
   Noninterest expense.............................         45,215        22,250        23,721
                                                        ----------    ----------    ----------

   Income before income taxes......................         29,287        14,759        15,221
   Provision for income taxes......................          9,939         5,111         5,019
                                                        ----------    ----------    ----------

Net income.........................................     $   19,348    $    9,648    $   10,202
                                                        ==========    ==========    ==========

Net income per First Financial Common Share........     $     2.25    $     1.13    $     1.18
                                                        ==========    ==========    ==========

CONSOLIDATED PER SHARE DATA APPLICABLE
TO FIRST FINANCIAL COMMON STOCK:
   Net Income......................................     $     2.25    $     1.13    $     1.18
   Cash dividends declared.........................           0.87          0.42          0.47
   Book value at period end........................          15.80         14.38         16.55

CONSOLIDATED BALANCE SHEET DATA AT
PERIOD END:
     Investment securities.........................     $  601,704    $  616,779    $  621,084
     Loans, net of allowance for loan losses.......        589,434       603,411       663,361
     Total assets..................................      1,477,325     1,399,982     1,470,139
     Deposits......................................      1,328,786     1,253,476     1,319,692
     Short-term borrowings.........................            110            90           115
     Long-term debt................................          6,037         6,075         6,037
     Total shareholders' equity....................        135,621       129,599       142,510


-----------------

(1) The accompanying pro forma combined data include adjustments for (i) reductions to interest income for securities sold and increases to interest expense for funds borrowed to facilitate the consummation of the TCB-San Angelo Purchase, (ii) goodwill amortization and (iii) the related income tax effects.

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth for the First Financial Common Stock and the Southlake Common Stock certain historical, pro forma and pro forma equivalent per share financial information. The pro forma data give effect to the Exchange and the Merger, in each case accounted for as a pooling of interests and based upon a conversion of each share of Southlake Common Stock into .894 shares of First Financial Common Stock. The pro forma financial data have been included as required by the rules of the SEC and are provided for comparative purposes only. The information presented below should be read in conjunction with the separate financial statements of First Financial and Southlake, including the applicable notes, included or incorporated by reference elsewhere herein. All per share data of First Financial have been adjusted to reflect stock splits and stock dividends.

     The unaudited pro forma financial information presented is for informational purposes only and is not necessarily indicative of results of operations or financial position that would have been reported had the Exchange or the Merger, as the case may be, been completed at the beginning of the period or as of the date for which such unaudited pro forma information is presented, nor is such information indicative of future results of operations or financial position.


                                             FIRST FINANCIAL                                  SOUTHLAKE
                                 ----------------------------------------   -------------------------------------------
                                                PRO FORMA      PRO FORMA                     EQUIVALENT     PRO FORMA
                                 HISTORICAL     COMBINED        TOTAL(2)    HISTORICAL      PRO FORMA(3)     TOTAL(4)
                                 ----------  ---------------  ------------  ----------      -------------  ------------

COMMON SHAREHOLDERS' EQUITY:
December 31, 1996..............      $15.62           $15.73     $15.80         $18.78          $14.07        $14.13
June 30, 1997..................       16.30            16.42      16.55          19.93           14.68         14.79

CASH DIVIDENDS DECLARED:(1)
Year ended December 31:
1994...........................      $ 0.70           $ 0.70     $ 0.70         $       -       $ 0.63        $ 0.63
1995...........................        0.78             0.78       0.78                 -         0.69          0.69
1996...........................        0.87             0.87       0.87                 -         0.78          0.78
Six Months ended June 30, 1997.        0.47             0.47       0.47                 -         0.42          0.42
NET INCOME:
Year ended December 31, 1994:
  Primary......................      $ 1.68           $ 1.68     $ 1.68         $ 1.71          $ 1.51        $ 1.51
  Fully diluted................        1.68             1.68       1.68           1.71            1.51          1.51
Year ended December 31, 1995:
  Primary......................        2.04             2.06       2.06           2.56            1.84          1.84
  Fully diluted................        2.04             2.06       2.06           2.56            1.84          1.84
Year ended December 31, 1996:
  Primary......................        2.16             2.19       2.25           3.14            1.96          2.02
  Fully diluted................        2.16             2.19       2.25           3.14            1.96          2.02
Six Months ended June 30, 1997:
  Primary......................        1.15             1.15       1.18           1.16            1.03          1.06
  Fully diluted................        1.15             1.15       1.18           1.16            1.03          1.06


------------------

(1) The First Financial pro forma combined dividends per share amounts represent historical dividends declared per share only on First Financial Common Stock.

(2) The First Financial pro forma total per share amounts include First Financial, Southlake, and assets and liabilities acquired in the TCB-San Angelo Purchase for the year ended December 31, 1996 and for the six months ended June 30, 1997 and 1996. Years prior to 1996 include First Financial and Southlake only.

(3) The Southlake pro forma equivalent per share amounts are calculated by multiplying the First Financial pro forma combined per share amounts by the Exchange Rate of .894. See "The Exchange Offer."

(4) The Southlake pro forma total per share amounts include First Financial, Southlake, and assets and liabilities acquired in the TCB-San Angelo Purchase for the year ended December 31, 1996 and for the six months ended June 30, 1997 and 1996. Years prior to 1996 include First Financial and Southlake only. Such amounts are calculated by multiplying the First Financial pro forma total per share amounts by the Exchange Rate of .894.

                              THE EXCHANGE OFFER


     The information in this Prospectus concerning the terms of the Exchange Offer is a summary only and is qualified in its entirety by reference to the Exchange Agreement which is incorporated herein by reference.

GENERAL

     Pursuant to the Exchange Agreement, First Financial is offering to acquire from the Southlake Shareholders all of the issued and outstanding Southlake Common Stock. In exchange for each share of Southlake Common Stock, the Southlake Shareholders shall receive .894 shares of First Financial Common Stock, subject to adjustment to the Exchange Rate described herein. See "--The Exchange Rate."

     The Required Amount of the Southlake Common Stock must be tendered by the Southlake Shareholders in order for the Exchange to occur. The Exchange Offer is also subject to certain other conditions. See "--Conditions to Consummation of the Exchange Offer."

BACKGROUND OF THE EXCHANGE OFFER

     From time to time, Southlake received unsolicited inquiries from various bank holding companies regarding the possible acquisition of Southlake. In June 1994, Mr. Kenneth Murphy, the Chairman, President and Chief Executive Officer of First Financial, and Mr. Barry K. Emerson, Chairman, President and Chief Executive Officer of Southlake, informally discussed a possible acquisition of Southlake by First Financial. In the fall of 1994, First Financial conducted a due diligence review of Southlake and representatives of First Financial and Southlake held several meetings to negotiate a possible acquisition. In December 1994, First Financial and Southlake, however, mutually agreed to terminate negotiations as each party determined that the timing was not appropriate.

     During the ensuing years, Messrs. Emerson and Murphy periodically discussed on an informal basis a possible acquisition of Southlake by First Financial.

     In February 1997, Mr. Murphy telephoned Mr. Emerson and reiterated First Financial's interest in exploring a possible acquisition of Southlake. Mr. Emerson responded that Southlake would be interested in a possible transaction but that discussions should be deferred until later in the year when results of operations would be available from Southlake's new service branch in Trophy Club which opened in November 1996.

     In May 1997, Mr. Emerson telephoned Mr. Murphy and indicated that Southlake would be interested in entering into further discussions.

     On June 4, 1997, Mr. Murphy met with Mr. Emerson and they discussed a possible acquisition. Mr. Emerson informed Mr. Murphy that Southlake would prefer a stock-for-stock exchange or merger. On June 25, 1997, Mr. Murphy and Mr. Curtis Harvey, Executive Vice President and Chief Financial Officer of First Financial, met with Mr. Emerson to discuss further the possible terms of an acquisition and a preliminary range of pricing.

     On July 1, 1997, Mr. Emerson met with the Merger and Acquisitions Committee of the Board of Directors of Southlake, which consists of Mr. Emerson, Wade Donnell, Derrell Johnson, James Ridenour and John Thompson, to inform them of the status of the discussions with First Financial.

     On July 8, 1997, the members of the Merger and Acquisitions Committee (other than Mr. Johnson, who was unable to attend) met with Messrs. Murphy and Harvey at First Financial's offices in Abilene. Thereafter, First Financial performed an initial due diligence review of Southlake.

     On July 15, 1997, Messrs. Murphy and Harvey attended a meeting of the Southlake Board of Directors to discuss the possible acquisition. The Southlake Board authorized Mr. Emerson to commence negotiating a definitive agreement with First Financial.

     Following the meeting of Southlake's Board of Directors on July 15, 1997, Messrs. Emerson, Murphy and Harvey held further discussions regarding price. It was agreed that price per share should equal two times the book value per share of Southlake Common Stock, or $35.52. It was further agreed that the exchange rate would be based on the per share market value of First Financial Common Stock at a mutually agreed future date.

     On July 22, 1997, the Board of Directors of First Financial met and authorized Messrs. Murphy and Harvey to negotiate a definitive agreement with Southlake.

     During the ensuing weeks, representatives of First Financial and Southlake and their respective counsel negotiated the terms of the Exchange Agreement and the Merger and Acquisitions Committee met to review the exchange rate and other terms of the transaction. During the course of negotiations, the parties agreed that the date to be used to determine the market value of First Financial Common Stock for purposes of calculating the Exchange Rate would be the last business day of the calendar month preceding the date First Financial received written notice of approval by the Federal Reserve Board to acquire Southlake.

     On August 18, 1997, the Southlake Board of Directors met and approved the Exchange Agreement, and later that day, Southlake and First Financial executed the Exchange Agreement.

FIRST FINANCIAL'S REASONS FOR THE EXCHANGE OFFER

     It is part of First Financial's current business strategy to expand its activities to areas in Texas where management believes there are long-term opportunities that will benefit First Financial and its shareholders. The acquisition of Southlake will allow First Financial to continue its expansion and enter the Southlake market, which, management believes, has substantial growth potential, thereby providing even greater asset and earnings growth opportunities.

     First Financial also views favorably the perceived compatibility of the Southlake management team with management of First Financial and its perceived success in providing quality banking services.

     In addition, First Financial believes that in light of the acceleration in the number and size of combinations currently occurring within the financial and banking industries and the likelihood that future changes in banking laws will provide further impetus to consolidation of banking entities, it is desirable for First Financial to continue to grow through acquisition of quality community banks in favorable markets.

SOUTHLAKE'S REASONS FOR THE EXCHANGE OFFER

     The terms of the Exchange Offer, including the Exchange Rate, were the result of arms' length negotiations between First Financial and Southlake and their respective representatives. Southlake consulted with its own legal counsel during the course of negotiations. The Southlake Board of Directors believes that the Exchange Offer is fair to the Southlake Shareholders. In reaching a conclusion to approve the Exchange Offer, Southlake's Board of Directors considered a number of factors. Southlake's Board of Directors did not assign any relative or specific weights to the factors considered. Among other things, the Southlake Board of Directors considered:

1. The financial terms of the Exchange Offer. In this regard, Southlake's Board
   -----------------------------------------
   of Directors took into account the premium represented by the consideration offered to Southlake Shareholders in relation to the book value per share of Southlake Common Stock. Southlake's Board of Directors was of the view that the Exchange Rate represented a fair multiple of Southlake's per share book value and historical and projected earnings. Southlake's Board of Directors also considered the financial terms of other recent business combinations in the banking industry and determined that the financial terms of the Exchange Offer compared favorably to such other transactions.

2. Certain financial and other information concerning First Financial. Such
   ------------------------------------------------------------------
   information included, but was not limited to, the financial condition, asset quality, historical earnings and historical operations of First Financial and the dividend yield of First Financial Common Stock.

3. The terms, other than the financial terms, and structure of the Exchange
   ------------------------------------------------------------------------
   Offer. In particular, the Southlake Board of Directors considered the
   -----
   anticipated tax-free nature of the Exchange Offer to Southlake Shareholders receiving First Financial Common Stock in exchange for the shares of Southlake Common Stock.

     In addition to the above factors, the proposed Exchange Offer and Merger reflect the judgment of the Board of Directors of Southlake that Southlake's business can be benefited by the resources and experience of First Financial, that the Exchange Offer and Merger may produce an entity better able to meet competitive challenges inherent in the banking industry, and that the affiliation of First Financial and Southlake could provide operational benefits and efficiencies. The Southlake Board of Directors believes that the Exchange Offer would allow Southlake Shareholders to exchange their shares for a security in a company which has a broader market appeal and thus a more liquid investment. First Financial Common Stock is traded on the NASDAQ National Market; thus Southlake Shareholders would have greater liquidity by holding First Financial stock rather than shares of Southlake, for which there is no established public trading market. In addition, while Southlake historically has not paid dividends, First Financial has declared cash dividends per share of $.87, $.78 and $.70 during the years ended December 31, 1996, 1995 and 1994, respectively.

     Furthermore, if the Exchange and Merger are consummated, Southlake Shareholders would hold shares in a larger banking organization which would tend to lessen the risk that local market factors in Southlake would affect the value of their investment. The resources of a larger banking organization would tend to benefit Southlake Shareholders as a result of its ability to compete in the larger marketplace. The Southlake Board of Directors also believes that, if the Exchange and Merger are consummated, its subsidiary, Texas National, will continue to retain its community bank character even though it will be a subsidiary of a substantially larger bank holding company.

OPERATION AFTER THE EXCHANGE OFFER AND MERGER

     If the Exchange Offer is consummated, First Financial will own at least 90% of the outstanding Southlake Common Stock. If the Merger is consummated as presently anticipated, Southlake will be merged with and into First Financial. See "The Exchange Offer--Anticipated Merger and Dissenting Shareholders' Rights."

     First Financial operates principally in order to give its affiliated banks access to additional management and technical resources which help them to improve or expand their banking services while continuing their local activity and identity. Each of the affiliated banks operates under the day-to-day management of its board of directors and officers, with substantial authority in making decisions concerning their own investments, loan policies, interest rates and service charges. First Financial provides assistance to the affiliated banks, especially with respect to decisions concerning major capital expenditures, employee fringe benefits, including pension plans, group insurance, dividend policies, appointment of officers and directors of affiliated banks and their compensation. The internal audit and loan review functions are centralized at First Financial. Each of these corporate staff groups performs on-site operational audits and loan reviews of the subsidiary banks. First Financial, through First National Bank of Abilene, provides advice to and specialized services for the affiliated banks in such areas as lending, investments, purchasing, advertising, public relations, and computer services.

THE EXCHANGE RATE

     First Financial will issue and exchange .894 shares of First Financial Common Stock for each share of Southlake Common Stock tendered by the Southlake Shareholders who accept the Exchange Offer during the time period the Exchange Offer is in effect; provided, however, that if First Financial, prior to the consummation of the Exchange Offer, shall issue any additional shares of First Financial Common Stock pursuant to any stock dividend or stock split, the Exchange Rate shall be appropriately adjusted to reflect such stock dividend or stock split.

     First Financial will not issue any fractional shares of First Financial Common Stock pursuant to the Exchange Offer or the Merger. Southlake Shareholders who would otherwise be entitled to receive fractional shares of First Financial Common Stock will be paid in cash for such fractional shares based upon a value of $39.75 per share of First Financial Common Stock.

THE EXPIRATION DATE

     Unless otherwise extended by First Financial, the Exchange Offer shall terminate at 5:00 p.m., Abilene, Texas time on ______________, 1997.

CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER; TERMINATION

     Consummation of the Exchange Offer is subject to the satisfaction of a number of conditions, including the following:

     (1) the expiration of all mandatory waiting periods and the existence in full force and effect of all regulatory approvals, filings, registrations and notifications, including the approval by the Federal Reserve Board of the acquisition by First Financial of all of the issued and outstanding capital stock of Southlake;

     (2) the receipt by First Financial of an opinion from its independent accountants that the transaction contemplated by the Exchange Agreement may be properly accounted for as a pooling-of-interests, and the receipt by Southlake from its independent accountants and/or tax counsel that the Exchange by the Southlake Shareholders will not be considered a taxable event for federal income tax purposes;

     (3) the accuracy of all the respective representations and warranties of Southlake, Texas National and First Financial in the Exchange Agreement as of the date of this Prospectus and as of the date of consummation of the Exchange Offer (the "Closing Date");

     (4) the performance of all of the respective obligations and agreements and compliance with all covenants and conditions by Southlake, Texas National and First Financial contemplated by the Exchange Agreement prior to or on the Closing Date;

     (5) no outstanding options requiring the issuance or sale of, or otherwise relating to, any capital stock of Southlake or Texas National shall exist as of the Closing Date;

     (6) the absence of any order, judgment or decree or proceeding or litigation by any court, governmental body or regulatory authority pertaining to the Exchange Offer;

     (7) the declaration by the SEC that the Registration Statement filed by First Financial pursuant to the Securities Act covering the shares of First Financial Common Stock to be issued in the Exchange is effective and that no stop orders have been issued or threatened and that First Financial, Southlake and Texas National shall have complied with all applicable state and federal securities laws relating to the Exchange Offer;

     (8) the absence of any material adverse change in the financial conditions of First Financial, Southlake or Texas National between June 30, 1997 and the Closing Date;

     (9) receipt by First Financial and Southlake of certain legal opinions in form and substance satisfactory to the respective parties;

     (10) the valid tender of the Required Amount of the issued and outstanding shares of Southlake Common Stock to First Financial;

     (11) the receipt by First Financial of a satisfactory Phase I Environmental Assessment report covering all real property owned or held by Southlake or Texas National;

     (12) Southlake and Texas National shall have taken such action as is necessary to freeze the KSOP and First Financial shall be satisfied that the KSOP is a qualified plan under, and in full compliance with, the Employee Retirement Income Security Act of 1974, the Internal Revenue Code of 1986, and all other applicable laws, rules and regulations and that no facts or circumstances exist which, in the opinion of First Financial and its counsel, may result in liability to First Financial, Southlake or Texas National or any of their directors, officers or employees arising out of, or in connection with, administration of the KSOP or the freeze of the KSOP if the Exchange and Merger are consummated; and

     (13) Southlake and Texas National shall have taken such action as is necessary to (i) terminate the Texas National Executives' Supplemental Income Plan, the Texas National Directors' Deferred Income Plan and the Texas National Officers' Bonus Plan (collectively, the "Plans") and (ii) eliminate all liability of Southlake and Texas National under the Plans.

     The Exchange Agreement and the Exchange Offer may be terminated at any time prior to the Closing Date:

     (a) by mutual written consent of First Financial and Southlake;

     (b) by First Financial if there is a breach of a representation or warranty made by Southlake or Texas National which constitutes a material adverse change from that represented in the Exchange Agreement or if any of the conditions to closing are not satisfied for reasons other than lack of diligence by First Financial or waived by First Financial;

     (c) by Southlake if there is a breach of a representation or warranty made by First Financial which constitutes a material adverse change from that represented in the Exchange Agreement or if any of the conditions to closing are not satisfied for reasons other than lack of diligence by Southlake or waived by Southlake;

     (d) by First Financial or Southlake, if the Closing Date shall not have occurred by January 31, 1998 or such later date agreed to in writing by First Financial, Southlake and Texas National; or

     (e) by First Financial or Southlake if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange or the Merger, and such order, decree, ruling or other action shall have been final and nonappealable.

     Whether or not the transactions contemplated by the Exchange Agreement are consummated, each of the parties to the Exchange Agreement shall be responsible for their respective fees and expenses incident to the negotiation, preparation, execution and consummation of the transactions contemplated by the Exchange Agreement, including attorneys' and accountants' fees and expenses.

EXCHANGE OF SHARES AND CERTIFICATES

     A Southlake Shareholder's delivery of a properly completed and executed Letter of Transmittal and Southlake Common Stock Certificates, prior to the Expiration Date, to the Exchange Agent at the address provided herein shall be deemed to constitute an acceptance of the Exchange Offer described in the Prospectus as to the number of shares reflected on the Southlake Common Stock Certificates surrendered.

     Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Security Transfer Agent's Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the shares of Southlake Common Stock tendered therewith and such holder has not completed the box entitled "Special Exchange Instructions" on the Letter of Transmittal or (b) if such shares of Southlake Common Stock are tendered for the account of an Eligible Institution. See Instructions 1 and 3 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SOUTHLAKE COMMON STOCK CERTIFICATES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE SOUTHLAKE SHAREHOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT SOUTHLAKE SHAREHOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. SOUTHLAKE COMMON STOCK CERTIFICATES AND LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT, WHICH IS THE TRUST DEPARTMENT OF FIRST NATIONAL BANK OF ABILENE.

     If any First Financial Common Stock Certificate is to be issued in a name other than that in which the Southlake Common Stock Certificate surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such exchange must pay to First Financial or the Exchange Agent any applicable transfer or other taxes required by reason of the issuance of the certificate. Any beneficial holder whose shares of Southlake Common Stock are registered in the name of his or her broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his or her own behalf. If such beneficial holder wishes to tender on his or her own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Southlake Common Stock Certificates, either make appropriate arrangements to register ownership of the Southlake Common Stock to be tendered in such holder's name or obtain a properly completed stock power from the registered holder.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Southlake Common Stock listed therein, the Southlake Common Stock Certificates reflecting ownership of Southlake Common Stock must be endorsed or accompanied by appropriate stock powers which authorize such person to tender the Southlake Common Stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Southlake Common Stock Certificates.

     If the Letter of Transmittal or any Southlake Common Stock Certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should indicate when signing and, unless waived by First Financial, evidence satisfactory to First Financial of their authority to so act must be submitted with the Letter of Transmittal.

     Upon expiration of the Exchange Offer and satisfaction of certain conditions set forth in the Exchange Agreement, promptly after First Financial receives written notice from the Exchange Agent indicating that the Required Amount of the outstanding shares of Southlake Common Stock have been validly tendered, each outstanding share of Southlake Common Stock tendered to First Financial will be exchanged for shares of First Financial Common Stock at the Exchange Rate calculated as described under the caption "--The Exchange Rate," and First Financial Common Stock Certificates reflecting the Exchange shall be delivered to the Southlake Shareholders by registered mail.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Southlake Common Stock will be determined by First Financial in its sole discretion, which determination will be final and binding. First Financial reserves the absolute right to reject any and all shares of Southlake Common Stock not properly tendered or any shares of Southlake Common Stock First Financial's acceptance of which would, in the opinion of counsel for First Financial, be unlawful. First Financial reserves the absolute right to waive any irregularities or conditions of tenders as to particular shares of Southlake Common Stock. Unless waived, any defects or irregularities in connection with tenders of shares of Southlake Common Stock must be cured within such time as First Financial shall determine. Neither First Financial nor the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Southlake Common Stock nor shall any of them incur any liability for failure to give such notification. Tenders of shares of Southlake Common Stock will not be deemed to have been made until such irregularities have been cured or waived. Any Southlake Common Stock Certificates received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Southlake Common Stock Certificates unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Southlake Shareholders who wish to tender their shares of Southlake Common Stock and (i) whose Southlake Common Stock Certificates are not immediately available, or (ii) who cannot deliver their Southlake Common Stock Certificates, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (1) the tender is made through an Eligible Institution;

     (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of Southlake Common Stock, the certificate number or numbers of such Southlake Common Stock and the amount of Southlake Common Stock tendered, stating that the tender is being made thereby, and guaranteeing that, within five (5) business days after the Expiration Date, the Letter of Transmittal, together with the Southlake Common Stock Certificates representing the Southlake Common Stock to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (3) such properly completed and executed Letter of Transmittal, together with the certificates representing all tendered Southlake Common Stock in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five (5) business days after the Expiration Date.

FRACTIONAL SHARES

     No fractional shares of First Financial Common Stock will be exchanged for shares of Southlake Common Stock. In lieu thereof, each Southlake Shareholder having a fractional interest resulting from the exchange of Southlake Common Stock for First Financial Common Stock will be paid by First Financial an amount in cash for such fractional share based upon a value of $39.75 per share of First Financial Common Stock.

NO WITHDRAWAL RIGHTS

     Tenders of shares of Southlake Common Stock pursuant to the Exchange Offer are irrevocable, and once such shares are tendered, they may not be withdrawn.

REGULATORY APPROVALS REQUIRED

     The Federal Reserve Board must approve First Financial's acquisition of Southlake and Texas National under Section 3 of the BHCA. Regulatory approval has been obtained.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States Federal income tax consequences of the Exchange and Merger, including certain consequences to holders of Southlake Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. This summary does not discuss all tax consequences that may be relevant to Southlake Shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Southlake Shareholders who acquired their shares of Southlake Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Exchange Offer, if any.

     Southlake has received an opinion from Judd, Thomas, Smith & Company, P.C. with respect to certain Federal income tax consequences of the Exchange Offer. A copy of their opinion, which is subject to certain qualifications and assumptions, is attached hereto as Annex A, and the following summary of their opinion is qualified in its entirety by reference thereto. Subject to the qualifications and assumptions set forth in their opinion, Judd, Thomas, Smith & Company, P.C. is of the opinion that, for Federal income tax purposes:

     1. The Exchange and Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"), and First Financial and Southlake each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Southlake Shareholders on the exchange of their shares of Southlake Common Stock solely for shares of First Financial Common Stock pursuant to the terms of the Exchange Agreement to the extent of such exchange (except as provided below with respect to fractional shares).

     3. The Federal income tax basis of the shares of First Financial Common Stock for which shares of Southlake Common Stock are exchanged pursuant to the Exchange and Merger will be the same as the basis of such shares of Southlake Common Stock exchanged therefor, less any proportionate part of such basis allocable to any fractional interest in any share of First Financial Common Stock.

     4. The holding period for the shares of First Financial Common Stock for which the shares of Southlake Common Stock are exchanged will include the holding period of the Southlake Common Stock they are exchanged therefor, provided that such shares of Southlake Common Stock were held as a capital asset on the date of the Exchange.

     5. Southlake Shareholders who receive cash in lieu of a fractional share interest in First Financial Common Stock will be treated as having received the cash in redemption of the fractional share interest and gain or loss will be recognized in an amount equal to the difference between the cash received and the proportionate part of basis allocable to the fractional interest, which gain or loss will be a capital gain or loss if the Southlake Common Stock was a capital asset in the hands of the shareholder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the First Financial Common Stock received, determined as set forth above, is longer than one year. The effective tax rate on any resulting net long-term capital gain for Southlake Shareholders who are individuals will generally depend on the shareholder's holding period for the shares of First Financial Common Stock received, determined as set forth above, and the income tax brackets under which the shareholder is taxed. For individual shareholders, the maximum capital gains tax rate on property held more than eighteen months is 20 percent and the maximum capital gains tax rate on property held more than one year, but not more than eighteen months, is 28 percent.

     A Southlake Shareholder who dissents from the Exchange and Merger and receives cash in exchange for shares of Southlake Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's Federal income tax basis in the shares, provided that the Southlake Common Stock was a capital asset in the hands of the shareholder at the time of the exchange. Such capital gain or loss will be long-term capital gain or loss if the dissenting Southlake Shareholder's holding period for the Southlake Common Stock exchanged is longer than one year as of the date of the Exchange. The effective tax rate on any resulting net long-term capital gain for a dissenting Southlake Shareholder who is an individual will generally depend on the dissenting shareholder's holding period for shares of Southlake Common Stock and the income tax brackets under which the dissenting shareholder is taxed.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SOUTHLAKE SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE IN THEIR PARTICULAR SITUATIONS, AS WELL AS THE TAX CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE AGENT

     The Trust Department of First National Bank of Abilene has been appointed as the Exchange Agent for the Exchange. Questions and requests for additional copies of this Prospectus should be directed to the Exchange Agent addressed as follows:

By mail, overnight, courier or hand delivery:  Trust Department
                                               First National Bank of Abilene
                                               Third Floor
                                               400 Pine Street
                                               Abilene, Texas 79601

By facsimile transmission: (915) 627-7342

For confirmation by telephone: (915) 627-7003

RESALE BY SOUTHLAKE AFFILIATES

     The shares of First Financial Common Stock issuable to Southlake Shareholders upon consummation of the Exchange Offer have been registered under the Securities Act, but such registration does not cover the resales by affiliates of Southlake ("Southlake Affiliates"). First Financial Common Stock received and beneficially owned by those Southlake Shareholders who are deemed to be Southlake Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term Southlake Affiliate is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with Southlake at or during the time period covered by the Exchange Agreement. Each Southlake Affiliate who desires to resell the First Financial Common Stock must sell such First Financial Common Stock either (i) pursuant to an effective registration statement under the Securities Act; (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act; or (iii) in a transaction which, in the opinion of counsel for the Southlake Affiliate or as described in a "no-action" or interpretive letter from the SEC, in each case reasonably satisfactory in form and substance to First Financial, is exempt from the registration requirements of the Securities Act. Rule 145(d) requires that persons deemed to be Southlake Affiliates resell their First Financial Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such First Financial Common Stock is sold within the first year after the receipt thereof. After one year if such person is not an affiliate of First Financial and First Financial is current in the filing of its periodic securities law reports, a former Southlake Affiliate may freely resell the First Financial Common Stock received in the Exchange Offer without limitation. After two years from the issuance of the First Financial Common Stock, if such person is not an affiliate of First Financial at the time of sale and has not been so for at least three months prior to such sale, such person may freely resell such First Financial Common Stock, without limitation, regardless of the status of First Financial's periodic securities law reports.

     Each Southlake Affiliate will deliver to First Financial a written agreement to the effect that no sale will be made of any shares of First Financial Common Stock received in the Exchange Offer by a Southlake Affiliate except (i) in accordance with the Securities Act; and (ii) if, as it expects to do, First Financial utilizes pooling-of-interests accounting in accounting for the Exchange Offer, until such time as First Financial shall publish the financial results of at least thirty (30) days of post-Exchange operations of First Financial. The First Financial Common Stock Certificates issued to Southlake Affiliates in the Exchange Offer may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the Exchange Agent for such certificates.

ANTICIPATED MERGER AND DISSENTING SHAREHOLDERS' RIGHTS

     First Financial anticipates that upon consummation of the Exchange Offer, Southlake will be merged with and into First Financial pursuant to Article 5.16 of the Texas Business Corporation Act (the "TBCA"). In the event that not all of the outstanding Southlake Common Stock is tendered for exchange in the Exchange Offer, within ten (10) days after the effective date of the Merger, First Financial shall provide notice of the Merger to the Southlake Shareholders who did not elect to participate in the Exchange Offer. The consideration to be issued in the Merger shall be the same as that in the Exchange Offer. A Southlake Shareholder who elects to dissent from the Merger (a "Dissenting Shareholder") must follow specific procedures in order to perfect its dissenter's rights.

     Within twenty (20) days of mailing of the notice of the Merger, the Dissenting Shareholders must make a written demand on First Financial for the fair value of their shares of Southlake Common Stock. The fair value of such shares shall be the value thereof as of the day before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The Dissenting Shareholders must include in their demands information as to the number and estimated fair value of shares owned by such shareholders. Any Dissenting Shareholder who fails to make a demand within the twenty (20) day period shall be bound by the terms and the consideration provided in the Merger.

     Within ten (10) days of receipt of a Dissenting Shareholder's written demand, First Financial shall either accept such demand or reject it and make a counter-offer as to the fair value of the Southlake Common Stock. Upon agreement between First Financial and the Dissenting Shareholder as to the fair value of the Southlake Common Stock, First Financial shall pay the agreed fair value of the shares of Southlake Common Stock owned by such Dissenting Shareholder in exchange for endorsed Southlake Common Stock Certificates representing such shares. The Dissenting Shareholder shall, at that time, cease to have any interest in such shares. If a Dissenting Shareholder is unable to reach an agreement with First Financial as to the fair value of the Southlake Common Stock, the specific remedies provided in Articles 5.12, 5.13 and 5.16 of the TBCA for determination of fair value by a court of law shall be available to such shareholder. Articles 5.12, 5.13 and 5.16 of the TBCA are attached to this Prospectus as Annex B.

ACCOUNTING TREATMENT

     First Financial expects to account for the Exchange as a pooling-of-interests and expects to receive the written opinion of Arthur Andersen LLP that it is appropriate to do so.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     Bank holding companies and banks are extensively regulated under both federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of First Financial.

     As a bank holding company, First Financial is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, bank holding companies may not (subject to certain limited exceptions) directly or indirectly acquire the ownership or control of more than five percent (5%) of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior written approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, except certain activities which the Federal Reserve Board, by regulation, determines to be closely related to banking, or to managing or controlling banks. Examples of activities which the Federal Reserve Board has determined to be closely related to banking, or to managing or controlling banks, include (1) the making or acquiring of loans or other extensions of credit; (2) servicing of loans; (3) performing certain trust functions; (4) providing bookkeeping and data processing services for a bank holding company and its subsidiaries; (5) providing certain securities brokerage services; and (6) acting or serving as an investment or financial advisor.

     The BHCA provides that the Federal Reserve Board shall not approve any acquisition, merger or consolidation the effect of which may be to substantially lessen competition in the banking industry, which would tend to create a monopoly in any section of the country, or which in any other manner would be a restraint of trade, unless the anti-competitive effects of the proposed combination are clearly outweighed by the convenience and needs of the community to be served. In approving acquisitions by bank holding companies of banks and companies engaged in banking-related activities, the Federal Reserve Board considers, among other factors, the expected benefits to the public (greater convenience, increased competition, greater efficiency, etc.) against the risks of possible adverse effects (undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, etc.).

     First National Bank of Abilene, First National Bank, Sweetwater, The First National Bank in Cleburne, Eastland National Bank, San Angelo National Bank and Weatherford National Bank are all chartered under the National Bank Act and are subject to supervision and regulation, as well as regular examination, by the Office of the Comptroller of the Currency (the "OCC"). Hereford State Bank and Stephenville Bank and Trust Co. were chartered under the Texas Banking Code (which, effective September 1, 1995, was replaced by the newly-adopted Texas Banking Act) and are similarly supervised, regulated and examined by the Banking Commissioner of the State of Texas. Supervision and regulation of banks by federal and state banking authorities is primarily intended to protect the interests of depositors, although shareholders are likewise benefited. Various requirements and restrictions under the laws of the United States and the State of Texas affect the operations of each subsidiary bank, including the requirement to maintain reserves against deposits, restrictions on the nature and amount of loans which may be made and the interest that may be charged thereon, and restrictions relating to investments and other activities.

     Each First Financial Bank is a member of the FDIC. The Federal Deposit Insurance Act requires that the FDIC approve any merger or consolidation by or with an insured bank, or any establishment of branches by an insured bank, and it is also empowered to regulate interest rates paid by insured banks. Approval of the FDIC is also required before an insured bank retires any part of its common or preferred stock, or any capital notes or debentures. Insured banks which are also members of the Federal Reserve System, however, are regulated with respect to the foregoing matters by the Federal Reserve System.

     All of First Financial's subsidiary banks must pay assessments to the FDIC for federal deposit insurance protection under a risk-based assessment system. FDIC-insured depository institutions that are members of the Bank Insurance Fund pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (i.e., institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to bank regulators. In addition, the FDIC can impose special assessments to cover the costs of borrowings from the U.S. Treasury, the Federal Financing Bank and the Bank Insurance Fund member banks. As of December 31, 1996, the assessment rate for each of First Financial's subsidiary banks is at the lowest level risk-based premium available.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking agencies to take "prompt corrective action" in respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon where its capital levels are in relation to various relevant capital measures, which will include a risk-based capital measure, a leverage ratio capital measure and certain other factors. Regulations establishing the specific capital tiers provide that a well-capitalized institution must have a total risk-based capital ratio of at least ten percent (10%), a Tier 1 risk-based capital ratio of at least six percent (6%), and a Tier 1 leverage ratio of at least five percent (5%), and not be subject to any specific capital order or directive. For an institution to be adequately capitalized, it must have a total risk-based capital ratio of at least eight percent (8%), a Tier 1 risk-based capital ratio of at least four percent (4%), and a leverage ratio of at least four percent (4%) [in some cases three percent (3%)]. Under current regulations, First Financial's subsidiary banks would be considered to be well capitalized as of December 31, 1996.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. An "undercapitalized institution" must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of five percent (5%) of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation, and permits regulatory action against a financial institution that does not meet such standards.

     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, these banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

PAYMENT OF DIVIDENDS

     First Financial is a legal entity separate and distinct from its banking and other subsidiaries. Most of First Financial's revenues result from dividends paid to it by its Delaware holding company subsidiary, which receives dividends from its bank subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by First Financial to its shareholders.

     Each state bank subsidiary that is a member of the Federal Reserve System and each national banking association is required by federal law to obtain the prior approval of the Federal Reserve Board or the OCC, as the case may be, for the declaration and payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two (2) years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation). Effective September 1, 1995, the newly adopted Texas Banking Act eliminated the requirement under the predecessor code that, prior to paying a dividend, a state bank must transfer to "certified surplus" an amount which is not less than ten percent (10%) of the net profits of such bank earned since the last dividend was declared; provided, however, that a transfer was not required to certified surplus of a sum which would increase the certified surplus to more than the capital of the bank.

     During 1996, the First Financial Banks paid an aggregate of $19.0 million in dividends. Under the foregoing dividend restrictions, at December 31, 1996 the First Financial Banks, without obtaining governmental approvals, could have declared additional aggregate dividends of approximately $8.6 million from retained net profits.

     The payment of dividends by First Financial and its subsidiaries is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the OCC have each indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

CERTAIN TRANSACTIONS BY FIRST FINANCIAL WITH ITS AFFILIATES

     There are also various legal restrictions on the extent to which First Financial can borrow or otherwise obtain credit from, or engage in certain other transactions with, its depository subsidiaries. The "covered transactions" that an insured depository institution and its subsidiaries are permitted to engage in with their nondepository affiliates are limited to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of "covered transactions" of the insured depository institution and its subsidiaries cannot exceed ten percent (10%) of the capital stock and the surplus of the insured depository institution; and (ii) in the case of all affiliates, the aggregate amount of "covered transactions" of the insured depository institution and its subsidiaries cannot exceed twenty percent (20%) of the capital stock and surplus of the insured depository institution. In addition, extensions of credit that constitute "covered transactions" must be collateralized in prescribed amounts. "Covered transactions" are defined by statute to include a loan or extension of credit to the affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an affiliate. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

CAPITAL

     The Federal Reserve Board has adopted risk based capital guidelines for bank holding companies. The minimum guidelines for the ratio of total capital ("Total Capital") to risk weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent (8%). At least half of the Total Capital is to be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum Tier 1 Capital leverage ratio (Tier 1 Capital to average assets for current quarter, less goodwill) of three percent (3%) for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 Capital leverage ratio of three percent (3%) plus an additional cushion of 100 to 200 basis points. The Federal Reserve Board has not advised First Financial of any specific minimum Tier 1 Capital leverage ratio applicable to it. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets (e.g., goodwill, core deposit intangibles and purchased mortgage servicing rights).

     The following tables set forth the Tier 1 Capital to risk-weighted assets ratios, the total capital to risk-weighted assets ratios and the Tier 1 leverage ratios for First Financial and Southlake individually and on a pro forma combined basis as of certain dates and periods. Such pro forma combined data is derived from the financial information of First Financial and Southlake at June 30 or December 31 for each of the periods presented below and gives effect to the Exchange and the Merger.

                 Tier 1 Capital to Risk-Weighted Assets Ratio

                                           Pro Forma                   Pro Forma
As of:               First Financial   First Financial(1)  Southlake    Combined
------               ----------------  ------------------  ----------  ---------

June 30, 1997......        19.51%            17.61%        12.31%        17.39%
December 31, 1996..        18.90%                          11.78%        18.57%
December 31, 1995..        19.33%                          10.75%        18.95%
December 31, 1994..        20.03%                           9.43%        19.68%

                  Total Capital To Risk-Weighted Assets Ratio

                                           Pro Forma                   Pro Forma
As of:               First Financial   First Financial(1)  Southlake    Combined
------               ----------------  ------------------  ----------  ---------

June 30, 1997......        20.76%            18.74%        13.18%        18.51%
December 31, 1996..        20.15%                          12.56%        19.80%
December 31, 1995..        20.57%                          11.51%        20.18%
December 31, 1994..        21.27%                          10.10%        21.30%


                             Tier 1 Leverage Ratio

                                           Pro Forma                   Pro Forma
As of:               First Financial   First Financial(1)  Southlake    Combined
------               ----------------  ------------------  ----------  ----------
June 30, 1997......        10.57%            9.40%         7.94%          9.35%
December 31, 1996..        10.40%                          7.95%         10.31%
December 31, 1995..        10.91%                          7.04%         10.67%
December 31, 1994..        10.19%                          5.95%         10.14%


-----------------

(1) The ratios as of June 30, 1997 include the TCB-San Angelo Purchase. See "Information about First Financial--Recent Developments."

     In addition to the Federal Reserve Board capital standards, Texas-chartered banks must also comply with the capital requirements imposed by the Texas Banking Department. Although neither the Texas Banking Act nor the regulations promulgated thereunder specify any minimum capital-to-assets ratio that must be maintained by a Texas-chartered bank, the Texas Banking Department has a policy that generally requires Texas-chartered banks to maintain a minimum 6% ratio of stockholders equity (stated capital, surplus capital, surplus and undivided profits or retained earnings) to total assets. As of December 31, 1996, all Texas-chartered banks owned by First Financial exceeded the minimum ratio.

     Failure to meet capital guidelines could subject an insured bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits, and bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels.

FIRST FINANCIAL SUPPORT OF THE FIRST FINANCIAL BANKS

     Under Federal Reserve Board policy, First Financial is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, First Financial would not otherwise be required to provide it.

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after three (3) months' notice, to sell the stock of such shareholder to make good the deficiency.

INTERSTATE BANKING AND BRANCHING ACT

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company is able to acquire banks in states other than its home state. Prior to September 29, 1995, interstate acquisitions by bank holding companies were subject to Federal law, which provided that no application to acquire shares of a bank located outside of the state in which the operations of the acquiring bank holding company were principally conducted would be approved by the Federal Reserve Board unless such acquisition was specifically authorized by the laws of the state in which the bank whose shares are to be acquired was located.

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching. Texas has
                                                  -- ----
adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).

PENDING AND PROPOSED LEGISLATION

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on First Financial and its subsidiaries cannot be determined at this time.

                  DESCRIPTION OF FIRST FINANCIAL CAPITAL STOCK

     The following description contains a summary of all of the material features of the capital stock of First Financial but does not purport to be complete and is subject to and qualified in its entirety by reference to the First Financial Articles of Incorporation, which are filed as exhibits to documents incorporated by reference herein and by reference to the applicable provisions of the TBCA. See also "COMPARISON OF SHAREHOLDER RIGHTS" below. The following description should be read carefully by the Southlake Shareholders.

     First Financial's total authorized capital stock consists of 10,000,000 shares of First Financial Common Stock with a par value of $10.00 per share. There is no authorized preferred stock. As of June 30, 1997, there were issued and outstanding 8,415,136 shares of First Financial Common Stock.

     The holders of First Financial Common Stock ("First Financial Shareholders") are entitled to receive such dividends as may from time to time be declared by the First Financial Board of Directors. First Financial Shareholders are entitled to one vote per share of First Financial Common Stock on every issue submitted to them as First Financial Shareholders at a meeting of shareholders or otherwise. In the event of liquidation, First Financial Shareholders are entitled to share ratably, after satisfaction in full of the prior rights of creditors, in all assets of First Financial available for distribution to First Financial Shareholders. First Financial Shareholders do not have preemptive or cumulative voting rights. All shares of First Financial Common Stock now issued and outstanding are fully paid and nonassessable.


                        COMPARISON OF SHAREHOLDER RIGHTS

     In the event that the Exchange is consummated, Southlake Shareholders whose shares of Southlake Common Stock are tendered in the Exchange Offer will become First Financial Shareholders. Their rights will be governed by Texas law, the First Financial Articles of Incorporation (the "First Financial Charter") and the Bylaws of First Financial (the "First Financial Bylaws").

     Certain differences between the rights of Southlake Shareholders and First Financial Shareholders are set forth below. As both Southlake and First Financial are organized under the laws of Texas, these differences primarily arise from various provisions of the First Financial Charter, the First Financial Bylaws, the Southlake Articles of Incorporation (the "Southlake Charter") and the Bylaws of Southlake (the "Southlake Bylaws"). This summary contains a description of the material differences in shareholder rights, but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed herein and is qualified in its entirety by reference to the TBCA, the First Financial Charter, the First Financial Bylaws, the Southlake Charter and the Southlake Bylaws.

BOARD OF DIRECTORS

     The First Financial Bylaws provide that the number of directors constituting the First Financial Board of Directors shall be not less than three and not more than thirty. Persons eligible for election to the First Financial Board of Directors are First Financial Shareholders who, at the date of the annual meeting of shareholders at which the Board is elected, (i) have not attained the age of 72 years, or (ii) have not attained the age of 75 years and own one percent (1%) or more of the outstanding shares of First Financial Common Stock. Any director of First Financial may be removed, with or without cause, by the holders of a majority of the shares outstanding.

     The Southlake Bylaws provide that the number of directors constituting the Southlake Board of Directors shall be determined by resolution of the Southlake Board of Directors or by the shareholders at any meeting thereof, but shall never be less than three. At any meeting of Southlake Shareholders called expressly for the purpose of removing a director, any director or the entire Southlake Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The First Financial Charter provides that each director, officer, employee and agent of First Financial shall be indemnified for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or otherwise by virtue of holding such position; provided, however, that no indemnification of employees or agents (other than directors or officers) will be made without express authorization of the Board of Directors. The First Financial Charter provides that such indemnification shall be provided to the fullest extent permitted by applicable law.

     The Southlake Charter and Bylaws do not provide for the indemnification of officers or directors of Southlake.

SPECIAL MEETINGS OF SHAREHOLDERS

     The First Financial Bylaws provide that a special meeting of shareholders may be called by (i) a majority of the Board of Directors, or (ii) by the Chief Executive Officer joined by at least three members of the Board of Directors, or
(iii) by shareholders holding voting rights of not less than 20% of the stock of the corporation.

     The Southlake Bylaws provide that a special meeting of the shareholders may be called by the Board of Directors or by any five or more shareholders owning not less than 30% of the stock of Southlake.


                       INFORMATION ABOUT FIRST FINANCIAL
GENERAL

     First Financial is a Texas corporation and a multi-bank holding company registered under the BHCA. First Financial owns, through its wholly-owned Delaware subsidiary, First Financial Bankshares of Delaware, Inc., all of the capital stock of eight banks located in Texas: First National Bank of Abilene, Abilene, Texas; Hereford State Bank, Hereford, Texas; First National Bank, Sweetwater, Texas; Eastland National Bank, Eastland, Texas; The First National Bank in Cleburne, Cleburne, Texas; Stephenville Bank and Trust Co., Stephenville, Texas; San Angelo National Bank, San Angelo, Texas; and Weatherford National Bank, Weatherford, Texas (collectively, the "First Financial Banks"). As of June 30, 1997, First Financial and its consolidated subsidiaries had total assets of approximately $1.3 billion, total deposits of approximately $1.1 billion, total loans (net of allowance for loan losses) of approximately $572.5 million and total shareholders' equity of approximately $137.2 million.

     First Financial operates principally in order to give the First Financial Banks access to additional management and technical resources which help them to improve or expand their banking and other services while continuing their local activity and identity. Each of the First Financial Banks operates under the day-to-day management of its board of directors and officers, with substantial authority in making decisions concerning its own investments, loan policies, interest rates and service charges. First Financial provides assistance to the First Financial Banks, especially with respect to decisions concerning major capital expenditures, employee fringe benefits, including pension plans and group insurance, dividend policies, appointment of officers and directors of First Financial Banks and their compensation. The internal audit and loan review functions are centralized at First Financial. Each of these corporate staff groups performs on-site operational audits and loan reviews of the subsidiary banks. First Financial, through First National Bank of Abilene, provides advice to and specialized services for the affiliated banks in such areas as lending, investments, purchasing, advertising, public relations and computer services.

     Each First Financial Bank is engaged in the general commercial banking business consisting of the acceptance of checking, savings and time deposits, the making of loans, transmitting funds and performing such other banking services as are usual and customary for commercial banks.

     First National Bank of Abilene, First National Bank, Sweetwater, and Stephenville Bank and Trust Co. have active trust departments. The trust departments offer a complete range of services to individuals, associations and corporations, including the administration of estates, testamentary trusts and various types of living trusts and agency accounts. Other sources of revenue are services for businesses, including administering pension, profit sharing, and other employee benefit plans, acting as stock transfer agent or stock registrar, and providing paying agent services. First National Bank of Abilene, The First National Bank in Cleburne, San Angelo National Bank and Weatherford National Bank provide brokerage services through arrangements with various third parties.

     Commercial banking in Texas is very competitive and First Financial, holding less than 1% of deposits, represents only a minor segment of the industry. Success is dependent upon being able to compete in the areas of interest rates paid or charged and scope of services offered and prices charged therefor. Subsidiary banks of First Financial compete in their respective service areas with highly competitive banks, savings and loan associations, small loan companies, credit unions and brokerage firms, all of which are engaged in providing financial products and services.

     First Financial's principal executive offices are located at 400 Pine Street, Abilene, Texas 79601, and its telephone number is (915) 627-7155. For further information concerning First Financial which is incorporated herein by reference from certain publicly-filed documents, see "Incorporation by Reference."

RECENT DEVELOPMENTS

     On May 27, 1997, San Angelo National Bank (f/k/a Southwest Bank of San Angelo) ("Southwest Bank"), a subsidiary bank of First Financial, entered into a Purchase and Assumption Agreement (the "Agreement") with TCB-San Angelo, pursuant to which Southwest Bank agreed to purchase certain assets and assume certain liabilities (including deposit liabilities) of the banking business of TCB-San Angelo in the City of San Angelo, Texas. The transaction (other than the acquisition of TCB-San Angelo's trust business) was consummated on September 26, 1997. Closing of the acquisition of the trust business is expected to occur during the first quarter of 1998.

     The assets to be acquired (the "Acquired Assets") by Southwest Bank pursuant to the Agreement include (1) three banking facilities (land and buildings) located in the City of San Angelo, Texas, together with all their furniture, furnishings, equipment and fixtures, (2) all loans of TCB-San Angelo, other than certain loans which were specifically excluded, and (3) the stock of all subsidiaries of TCB-San Angelo. Pursuant to the terms of the Agreement, Southwest Bank will acquire and assume the trust business of TCB-San Angelo by acquiring all of the issued and outstanding capital stock of San Angelo Trust Company, National Association, a subsidiary trust company to be formed by TCB-San Angelo to which all of the trust business and assets of TCB-San Angelo shall be transferred in accordance with applicable federal and Texas banking laws. In addition to deposit liabilities, Southwest Bank assumed certain other liabilities, including safekeeping and safe deposit liabilities, and certain other contracts, leases and other agreements (collectively, with the deposit liabilities, the "Assumed Liabilities").

     TCB-San Angelo is a national banking association which is indirectly wholly-owned by Chase Manhattan Corporation. The principal banking office of TCB-San Angelo is located at 301 West Beauregard in the City of San Angelo, Texas, and TCB-San Angelo has a drive-in facility at 222 South Koenighein and a branch facility at 3399 Knickerbocker Road in the City of San Angelo. As of August 31, 1997, TCB-San Angelo had deposit liabilities of $148.3 million, total liabilities of $148.7 million, loans in the amount of $67.6 million and total assets held for sale of $74.4 million. The purchase price for the banking and trust business of TCB-San Angelo was equal to the sum of (1) an amount equal to the aggregate book value of the Acquired Assets minus the aggregate book value
                                                -----
of the Assumed Liabilities, both determined as of the closing date, plus (2) a
                                                                    ----
premium of $16,800,000. Although Southwest Bank did not receive any cash, cash equivalents or investment assets of TCB-San Angelo, TCB-San Angelo was required to pay to Southwest Bank, in cash, at closing, the amount by which the book value of the Assumed Liabilities exceeded the sum of the book value of the Acquired Assets and the premium to be paid by Southwest Bank. Pursuant to the foregoing, TCB-San Angelo transferred to Southwest Bank funds totaling approximately $57.5 million, in addition to the loans, banking premises and facilities and other Acquired Assets.

     Contemporaneously with entering into the Agreement with TCB-San Angelo, Southwest Bank made application to the OCC to convert Southwest Bank from a Texas state banking association to a national banking association under the charter of San Angelo National Bank. Conversion of Southwest Bank to San Angelo National Bank occurred on September 26, 1997.

MARKET PRICES OF AND DIVIDENDS PAID ON FIRST FINANCIAL COMMON STOCK

     Since November 1, 1993, the First Financial Common Stock has been traded on the NASDAQ National Market under the trading symbol "FFIN." The following table sets forth, for the periods indicated, the high and low bid prices and cash dividends declared per share of First Financial Common Stock. The information with respect to price quotations was obtained from The Principal/Financial Securities, Inc. of Abilene, Texas, a securities brokerage firm, and have been adjusted to reflect stock splits and stock dividends.


                                                             DIVIDENDS
                                              HIGH    LOW     DECLARED
                                             ------  -----   ---------
1995:

     First Quarter.........................  $16.50  $15.75     $0.18
     Second Quarter........................   19.50   16.50      0.20
     Third Quarter.........................   20.50   18.75      0.20
     Fourth Quarter........................   20.75   19.25      0.20

1996:

     First Quarter.........................  $22.75  $20.75     $0.20
     Second Quarter........................   29.25   22.75      0.22
     Third Quarter.........................   29.25   24.75      0.22
     Fourth Quarter........................   30.50   27.50      0.22

1997:

     First Quarter.........................  $31.25  $22.50     $0.22
     Second Quarter........................   37.00   29.25      0.25
     Third Quarter (through September 29,
     1997).................................   45.00   36.00      0.25


     On August 15, 1997 (the last trading day preceding the execution of the Exchange Agreement), the last sales price of First Financial Common Stock, as reported by NASDAQ, was $39.50 per share. On __________, 1997 (the last practicable date prior to the mailing of this Prospectus), the last sales price of First Financial Common Stock, as reported by NASDAQ, was $____________ per share.

     SOUTHLAKE SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR FIRST FINANCIAL COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF FIRST FINANCIAL COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE EXCHANGE IS CONSUMMATED. THE MARKET PRICE OF FIRST FINANCIAL COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROSPECTUS AND THE DATE ON WHICH THE EXCHANGE IS CONSUMMATED AND THEREAFTER.

     The timing and amount of future dividends on First Financial Common Stock will depend upon earnings, cash requirements, the financial condition of First Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors of First Financial. As described under "Certain Regulatory Considerations," various state and federal laws limit the ability of the First Financial Banks to pay dividends to First Financial.

     On September 12, 1997, there were 1,559 holders of record of First Financial Common Stock.

                          INFORMATION ABOUT SOUTHLAKE

GENERAL

     Southlake is a one bank holding company formed in 1987 and incorporated in the State of Texas. Southlake owns 100% of the capital stock of Texas National Bank ("Texas National"), a national bank having its principal office in the City of Southlake, Tarrant County, Texas. Texas National, which began operations in 1985, is federally chartered and is insured by the FDIC.

MARKET AREA

     Southlake and Texas National are located approximately 20 miles northeast of downtown Fort Worth, Texas and within the Fort Worth-Dallas metropolitan area. In addition, Texas National maintains a branch location in Trophy Club, Denton County, Texas. Through its two locations, Southlake conducts business principally in Tarrant and Denton Counties and surrounding areas.

SERVICES

     Texas National provides a full range of both commercial and consumer banking services including loans, checking accounts, savings programs, safe deposit facilities, access to automated teller machines, and credit card programs. The bank does not offer trust services.

COMPETITION

     The business of banking in Texas National's market area is highly competitive. In Southlake, eight other banks operate with eight locations. Texas National also competes with credit unions, saving and loan associations, investment brokers, insurance companies, and mortgage companies.

EMPLOYEES

     As of August 31, 1997, Southlake and its subsidiaries employed 21 full time and 3 part time employees.

PROPERTIES

     Texas National has two locations. Its principal office is located at 3205
E. Highway 114, Southlake, Texas, 76092 and a full service branch office is located at Trophy Club, Texas.

MARKET FOR AND DIVIDENDS PAID ON SOUTHLAKE COMMON STOCK

     There is no established public trading market for Southlake Common Stock. Southlake Common Stock is not listed on a national securities exchange and is not authorized for quotation on an interdealer quotation system. As of September 30, 1997, there were 36 holders of record of Southlake Common Stock. Southlake has not paid dividends on Southlake Common Stock since inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of September 30, 1997, the management of Southlake knew of no person, other than those listed below (the "5% Southlake Shareholders"), owning beneficially more than 5% of the Southlake Common Stock.

                                         Shares of Southlake        Percentage of
                                            Common Stock             Outstanding
Name and Address of Beneficial Owner    Beneficially Owned(1)  Southlake Common Stock
------------------------------------    ---------------------  ----------------------

Carmen Blankenship                              12,800                    5.29%
1311 W. Irving Blvd.
Irving, Texas  75061

James E. Burger                                 14,840                    6.13%
334 Pebblebrook Drive
Grapevine, Texas  76051

Barry K. Emerson                                24,829                   10.25%
4356 Homestead Drive
Roanoke, Texas  76262

Derrell E. Johnson                              18,840                    7.78%
2503 Hillside Court
Southlake, Texas  76092

Wayne Lee                                       23,190                    9.58%
3220 W. Southlake Blvd., Suite C
Southlake, Texas  76092

James R. Ridenour                               14,840                    6.13%
1030 Diamond Blvd.
Southlake, Texas  76092

ESOP                                            13,533                    5.59%
3205 E. Highway 114
Southlake, Texas  76092


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the shares of Southlake Common Stock beneficially owned by each director and executive officer and for all directors and executive officers as a group as of September 30, 1997.


                                Shares of Southlake
                                   Common Stock        Percentage of Southlake
Name                           Beneficially Owned(1)  Common Stock Outstanding
----                           ---------------------  ------------------------

James E. Burger                        14,840                      6.13%
Wade Donnell                            8,047                      3.32%
Jack Dortch                             8,840                      3.65%
Barry K. Emerson                       24,829                     10.25%
Grover G. Fickes                       10,692                      4.42%
Derrell E. Johnson                     18,840                      7.78%
Wayne Lee                              23,190                      9.58%
Robert S. Mundlin                       3,000                      1.24%
James R. Ridenour                      14,840                      6.13%
John E. Thompson                        9,840                      4.06%
                                      -------                     -----

All directors and executive
officers as a group                   136,958                     56.57%
                                      =======                     =====


     After giving effect to the First Financial Common Stock to be issued in the Exchange and the Merger, and based on the number of shares of First Financial Common Stock outstanding as of September 30, 1997, no director or executive officer of Southlake or 5% Southlake Shareholder will beneficially own more than one percent (1%) of the outstanding First Financial Common Stock immediately after the Exchange and the Merger. Also, after the Exchange, no director or executive officer of Southlake or 5% Southlake Shareholder will beneficially own any outstanding shares of Southlake Common Stock.

               SELECTED CONSOLIDATED FINANCIAL DATA OF SOUTHLAKE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

     The following tables present selected historical consolidated financial data of Southlake as of the dates and for the periods indicated. Results of operations for the six months ended June 30, 1997 are not necessarily indicative of results for a full fiscal year. The financial data should be read in conjunction with the historical consolidated financial statements of Southlake and related notes included elsewhere herein.

                                                                                          SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                               -------------------------------------------------------  -------------------
                                 1992      1993      1994        1995         1996        1996       1997
                               --------  --------  --------  ------------  -----------  ---------  --------

OPERATING RESULTS:

 Net interest income.........  $ 1,272   $ 1,522   $ 1,609       $ 1,929      $ 2,175    $ 1,050    $ 1,173
 Provision for loan losses...       --        18        35            68           72         36         36
 Noninterest income..........      482       560       560           632          899        609        302
 Noninterest expense.........    1,408     1,575     1,681         1,781        2,146      1,044      1,121
                               -------   -------   -------       -------      -------    -------    -------
 Income before income taxes..      346       489       453           712          856        579        318
 Provision for income taxes..       96       102       111           172          167        143         54
                               -------   -------   -------       -------      -------    -------    -------


 Net income before
  cumulative effect of
  accounting change..........      250       387       342           540          689        436        264

 Cumulative effect of
  accounting change(1).......       --       (34)       --            --           --         --         --
                               -------   -------   -------       -------      -------    -------    -------
 Net income..................  $   250   $   353   $   342       $   540      $   689    $   436    $   264
                               =======   =======   =======       =======      =======    =======    =======

 Net income per Southlake
  Common Share before
  cumulative effect
  of accounting change.......  $  1.32   $  1.98   $  1.71       $  2.56      $  3.14    $  2.00    $  1.16
                               =======   =======   =======       =======      =======    =======    =======

 Net income per Southlake
  Common Share...............  $  1.32   $  1.80   $  1.71       $  2.56      $  3.14    $  2.00    $  1.16
                               =======   =======   =======       =======      =======    =======    =======

FINANCIAL POSITION:
 Total assets................  $34,459   $36,507   $38,653       $46,725      $50,944    $47,632    $53,654
 Loans, net of allowance
  for loan losses............   12,854    17,006    18,770        21,971       25,975     23,272     25,427
 Investment securities.......   10,024    10,957    13,531        10,156       10,241     15,088     14,398
 Deposits....................   31,824    33,641    35,101        42,891       46,741     43,475     49,056
 Total shareholders' equity..    1,766     2,192     2,404         3,135        3,923      3,600      4,221

SIGNIFICANT RATIOS:
 Return on assets............     0.80%     1.00%     0.90%         1.28%        1.46%      1.87%      1.05%
 Return on equity............    11.43%    14.38%    14.53%        19.64%       19.39%     25.83%     13.12%
 Net interest margin.........     5.08%     5.28%     5.19%         5.70%        5.78%      5.63%      5.81%
 Earning assets to assets....    85.28%    84.27%    85.90%        85.40%       85.22%     85.31%     85.72%
 Book value per share(2).....  $  9.33   $ 11.19   $ 11.98       $ 15.62      $ 18.78    $ 17.23    $ 19.93


-------------------------

(1) As of January 1, 1993, Southlake recorded the cumulative effect of the change in accounting for income taxes to comply with Statement of Financial Accounting Standards No. 109.

(2)  At period end.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF SOUTHLAKE


                                  INTRODUCTION

     Included in this review are the following sections:

     I.    Overview of Operations

     II.   Net Interest Income

     III.  Asset Quality

     IV.   Deposits

     V.    Return on Equity and Assets

     VI.   Noninterest Income and Expense and Income Taxes

     VII.  Liquidity and Interest Rate Sensitivity

     VIII. Capital

     IX. Discussion of Six Months ended June 30, 1997 versus Six Months ended June 30, 1996

     This discussion should be read in conjunction with the financial statements, notes and tables included elsewhere in this Prospectus. Definitions of terms used in this discussion include:

Average Balances

     All average balances are calculated on the basis of daily averages. Interim period annualizations are based on actual days in the relevant period.

Fully Taxable Equivalent Basis (FTE):

     Income on earning assets which is subject to either a reduced rate or zero rate of income tax has been adjusted to give effect to the statutory federal income tax rate of 34%. Where appropriate, yield calculations include these adjustments.

Net Interest Income:

     Interest and related fee income on earning assets (FTE basis where appropriate) reduced by total interest expense on interest bearing liabilities.

Net Interest Margin:

     Net interest income on an FTE basis expressed as a percent of average earning assets.

I.   OVERVIEW OF OPERATIONS

General

     Net income for 1996 was $689 thousand as compared to $540 thousand for 1995 and $342 thousand for 1994. The 1996 increase was primarily attributable to higher net interest income and increased noninterest income. Increased net interest income was the primary factor in the 1995 increase over 1994.

     On a per share basis, 1996 net income amounted to $3.14 as compared to $2.56 for 1995. In 1994 Southlake earned $1.71 per share. Return on average assets for 1996 was 1.46 percent as compared to 1.28 percent for 1995 and .90 percent for 1994. Return on average equity for 1996 was 19.39 percent as compared to 19.64 percent for 1995 and 14.53 percent for 1994.

     Net Interest Income
     -------------------

     On a taxable equivalent basis, net interest income in 1996 totaled $2.3 million, an increase of $281 thousand over the 1995 amount, which was $350 thousand higher than 1994. These yearly increases have resulted primarily from a higher volume of average earning assets and deposits. Table 1 provides the income and average yield earned on earning assets and the interest expense and average rate paid on interest-bearing liabilities for the years 1994 through 1996. Table 2 presents year-to-year changes in net interest income and allocates the changes attributable to variances in volumes and rates. The net interest margin which measures net interest income as a percentage of average earning assets amounted to 5.78 percent in 1996 as compared to 5.70 percent in 1995 and
5.19 percent in 1994. The improvement in 1996 is attributed to an increase in the level of noninterest liabilities to fund earning assets. Growth in average loans was the primary factor contributing to the 1995 increase over 1994.

     Provision for Loan Losses
     -------------------------

     In 1996 the provision for loan losses charged against earnings amounted to $72 thousand as compared to $68 thousand in 1995 and $35 thousand in 1994. Net charge offs in 1996 amounted to $31 thousand, up from $21 thousand in 1995 but below the 1994 total of $37 thousand. Nonperforming assets at December 31, 1996, totaled $599 thousand compared to $592 thousand at the end of 1995 and $325 thousand at the end of 1994. During 1996 nonaccrual loans increased $178 thousand, while foreclosed assets decreased $170 thousand. The 1995 increase resulted from an increase in foreclosed assets. Table 7 provides the components of nonperforming assets and Table 8 provides an analysis of the Allowance for Loan Losses. Management is not aware of any classified loan not properly classified as nonperforming and considers the Allowance for Loan Losses to be adequate.

     Noninterest Income
     ------------------

     Table 12 presents the detail of noninterest income which amounted to $899 thousand in 1996 as compared to $632 thousand in 1995. Gain on sale of foreclosed assets in 1996 was the primary factor contributing to the increase over the prior year total. In 1995, the gain on sale of foreclosed assets and higher real estate mortgage fees accounted for the increase over the 1994 total.

     Noninterest Expense
     -------------------

     Noninterest expense for 1996 amounted to $2.1 million, which was $365 thousand above the prior year total. In 1995, noninterest expense amounted to $1.8 million compared to $1.7 million in 1994. Table 12 provides detail of noninterest expense and the changes from the prior year. An important measure in determining effectiveness in managing noninterest expenses is efficiency ratio, which is calculated by dividing the noninterest expense by the sum of net interest income on a tax-equivalent basis and noninterest income. Southlake's efficiency ratios were 66.56 percent, 66.55 percent and
74.53 percent in 1996, 1995 and 1994, respectively.

     Income tax expense for 1996 totaled $167 thousand as compared to $172 thousand for 1995 and $111 thousand for 1994. Southlake's effective tax rates on pretax income were 19.5 percent, 24.2 percent and 24.5 percent, respectively, for the years 1996, 1995 and 1994. The lower effective tax rate for 1996 resulted from an increase in tax-exempt investment securities.

Balance Sheet Review

     Total assets at the end of 1996 were $50.9 million, up $4.2 million, or 9 percent, from the December 31, 1995, total. During 1996, total assets averaged $47.2 million as compared to $42.0 million during 1995.

     Investment Securities
     ---------------------

     At December 31, 1996, the investment securities portfolio totaled $10.2 million, virtually unchanged from the prior year end. At December 31, 1996, securities with an amortized cost of $7.3 million were classified as securities held-to-maturity and securities with a market value of $2.9 million were classified as securities available-for-sale. Total investment securities at year-end 1996 included structured notes with an amortized cost of $200 thousand and an approximate market value of $199 thousand. Tables 3 and 4 provide detail relating to the maturities and fair values of the investment portfolio at December 31, 1996 and 1995.

     Loans
     -----

     Total loans at December 31, 1996, amounted to $26.2 million, an increase of $4.0 million, or 18.0 percent, from year-end 1995. As shown in Table 5, commercial loans accounted for approximately half of the 1996 increase. The loan totals reflect loans made to businesses and individuals located in the primary market served by Texas National. Loans in the real estate mortgage classification generally provide for repricing intervals that protect Texas National from the rate risk inherent in long term fixed rate mortgages.

     Deposits
     --------

     Deposits, which represent the primary source of funding, totaled $46.7 million at the end of 1996. When compared to the previous year-end total, deposits increased $3.9 million, or 9.0 percent. Table 9 provides a breakdown of average deposits and rates paid over the past three years and the remaining maturity of time deposits of $100 thousand or more

Asset and Liability Management

     Interest Rate Risk
     ------------------

     Southlake manages its assets and liabilities to control the exposure of its net interest income and capital to risks associated with interest rate changes to achieve growth in net interest income. Texas National has an asset liability committee which monitors interest rate risk and compliance with investment policies. Interest-sensitivity gap and simulation analysis are among the ways that Texas National tracks interest rate risk. From time to time it may be necessary for Texas National to reallocate investable funds or make pricing adjustments to better position itself for interest rate movements. As presented in Table 13, the interest-sensitivity gap analysis as of December 31, 1996, reflects a slight positive repricing gap in the one-year horizon which protects Texas National from significant interest rate risk. Southlake uses no off-balance-sheet financial instruments to manage interest rate risk.

     Liquidity
     ---------

     Liquidity is the ability of Southlake to meet cash demands as they arise. Such needs can develop from loan demand or deposit withdrawals. Asset liquidity is provided by cash and assets which are readily marketable or which will mature in the near future. Liquid assets include cash, Federal funds sold, and short-term investments in time deposits in banks. Liquidity is also provided by access to funding sources which include core depositors and Federal funds credit lines with correspondent banks. Given the strong core deposit base and relatively low loan deposit ratio maintained at Texas National, Southlake management considers the current liquidity position to be adequate.

Parent Company Funding Sources and Dividends

     Southlake's ability to service debt has been dependent on funds derived from Texas National. These funds historically have been produced by intercompany dividends. At December 31, 1996, approximately $1.3 million was available for the payment of intercompany dividends by Texas National without the prior approval of regulatory agencies. Due to previous debt service requirements, Southlake has not paid dividends to shareholders.

II.  NET INTEREST INCOME

TABLE 1 -  AVERAGE BALANCES AND AVERAGE YIELDS AND RATES (000'S OMITTED)--
           SOUTHLAKE

     The following table shows Southlake consolidated balances of assets, liabilities and capital computed principally on an average daily basis and the interest income and average yield on interest-earning assets and interest expense and average rate on interest-bearing liabilities for the three years ended December 31, 1996, (000's omitted). The calculations of average yields and rates are based upon the average daily balances. Non-accrual loans are included in the average daily balance of loans and any interest income recognized on a cash basis is included in interest income on loans:

                                         1996                         1995                        1994
                             ---------------------------  ---------------------------  --------------------------
                             AVERAGE   INCOME/   YIELD/   AVERAGE   INCOME/   YIELD/   AVERAGE  INCOME/   YIELD/
                             BALANCE   EXPENSE    RATE    BALANCE   EXPENSE    RATE    BALANCE  EXPENSE    RATE
                             --------  -------  --------  --------  --------  -------  -------  --------  -------
ASSETS
Short-term investments.....  $ 3,854    $  215     5.58%  $ 3,268   $  193      5.91% $ 3,975   $  168     4.23%
Taxable investment
 securities................    5,944       329     5.53     6,552      365      5.57    7,377      399     5.41
Tax-exempt investment
 securities(1).............    6,909       441     6.38     5,242      338      6.45    4,046      250     6.18
Loans (2)..................   23,499     2,426    10.32    20,831    2,208     10.60   17,186    1,762    10.25
                             -------   -------            -------   ------            -------   ------
     Total earning assets..   40,206     3,411     8.48    35,893    3,104      8.65   32,584    2,579     7.91
Cash and due from banks....    3,373                        3,000                       2,579
Bank premises and equipment    1,929                        1,729                       1,541
Other assets...............    1,898                        1,587                       1,388
Allowance for loan losses..     (229)                       (180)                       (160)
                             -------                      -------                     -------
     Total assets..........  $47,177                      $42,029                     $37,932
                             =======                      =======                     =======

LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest bearing deposits..  $28,276   $ 1,060     3.75%  $26,414   $1,001     3.79%  $23,913   $  831     3.48%
Short-term borrowings......                                   115        7     6.09        28        2     7.14
Long-term debt.............      277        26     9.70       536       52     9.70       536       52     9.70
                             -------   -------            -------   ------            -------   ------
     Total interest bearing
      liabilities..........   28,553     1,086     3.80    27,065    1,060     3.92    24,477      885     3.62
Noninterest-bearing
 deposits..................   14,748                       11,963                      10,946
Other liabilities..........      323                          252                         156
                             -------                      -------                     -------
     Total liabilities.....   43,624                       39,280                      35,579
Shareholders' equity.......    3,553                        2,749                       2,353
                             -------                      -------                     -------
     Total liabilities and
      shareholders' equity.. $47,177                      $42,029                     $37,932
                             =======                      =======                     =======
                                       -------                      ------                      ------
Net interest income........            $ 2,325                      $2,044                      $1,694
                                       =======                      ======                      ======

Rate Analysis
  Interest income/earning
   assets..................                        8.48%                       8.65%                       7.91%
  Interest expense/earning
   assets..................                        2.70                        2.95                        2.72
                                                   ----                        ----                        ----
        Net yield on
        earning assets.....                        5.78%                       5.70%                       5.19%
                                                   ====                        ====                        ====

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.
(2)  Nonaccrual loans are included in loans.

TABLE 2 - CHANGES IN INTEREST INCOME AND INTEREST EXPENSE (000'S OMITTED)-- SOUTHLAKE

                                  1996 COMPARED TO 1995               1995 COMPARED TO 1994
                             ---------------------------------  ---------------------------------
                              CHANGE ATTRIBUTABLE TO    TOTAL    CHANGE ATTRIBUTABLE TO    TOTAL
                                 VOLUME       RATE     CHANGE       VOLUME       RATE     CHANGE
                             -------------  ---------  -------  -------------  ---------  -------

Short-term investments.....       $ 35        $(13)     $ 22         $(30)       $ 55      $ 25
Taxable investment
securities.................        (34)         (2)      (36)         (45)         11       (34)
Tax-exempt investment
securities (1).............        107          (4)      103           74          14        88
Loans......................        283         (65)      218          374          72       446
                                  ----        ----      ----         ----        ----      ----
Interest income............        391         (84)      307          373         152       525
                                  ----        ----      ----         ----        ----      ----

Interest bearing deposits..         71         (12)       59           87          83       170
Short-term borrowings......         (7)          -        (7)           6          (1)        5
Long-term debt.............        (25)         (1)      (26)           -           -         -
Interest expense...........         38         (12)       26           93          82       175
                                  ----        ----      ----         ----        ----      ----
Net interest income........       $353        $(72)     $281         $280        $ 70      $350
                                  ====        ====      ====         ====        ====      ====

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.


TABLE 3 - COMPOSITION OF INVESTMENT SECURITIES (000'S OMITTED)--SOUTHLAKE

The table below sets forth the composition of investment securities at the dates indicated:

                                                        AT DECEMBER 31,
                                                    ----------------------
                                                     1996    1995    1994
                                                    ------  ------  ------
Held-to-Maturity at Amortized Cost
----------------------------------

U.S. Treasury obligations and obligations of
 U.S. Government corporations and agencies........  $  308  $   --  $  250
Obligations of states and political subdivisions..   7,047   6,358   4,535
Mortgage-backed securities........................      --      --      --
                                                    ------  ------  ------
 Total debt securities............................   7,355   6,358   4,785
Other securities..................................      --      --      --
                                                    ------  ------  ------
                                                    $7,355  $6,358  $4,785
                                                    ======  ======  ======

                                                        AT DECEMBER 31,
                                                    ----------------------
                                                     1996    1995    1994
                                                    ------  ------  ------

Available-for-Sale at Fair Value
--------------------------------

U.S. Treasury obligations and obligations of
 U.S. Government corporations and agencies........  $2,775  $3,688  $8,636
Obligations of states and political subdivisions..      --      --      --
Mortgage-backed securities........................      --      --      --
                                                    ------  ------  ------
 Total debt securities............................   2,775   3,688   8,636
Other securities..................................     111     111     111
                                                    ------  ------  ------
                                                    $2,886  $3,799  $8,747
                                                    ======  ======  ======

TABLE 4 - MATURITY AND YIELDS OF DEBT SECURITIES HELD AT DECEMBER 31, 1996-- SOUTHLAKE

The following table shows the maturities of investment securities at December 31, 1996 and the weighted average yields (for tax exempt obligations on a fully taxable basis assuming a 34% tax rate adjusted for disallowed interest deductions in accordance with Federal income tax regulation) of such securities (000's omitted):

                                                                          MATURING
                                   ---------------------------------------------------------------------------------------------
                                                       AFTER ONE BUT      AFTER FIVE BUT
                                   WITHIN ONE YEAR   WITHIN FIVE YEARS  WITHIN TEN YEARS   AFTER TEN YEARS         TOTAL
                                   ---------------   -----------------  ----------------   ---------------    ----------------
                                   AMOUNT    YIELD   AMOUNT      YIELD  AMOUNT     YIELD   AMOUNT    YIELD    AMOUNT     YIELD
                                   ------    -----   ------      -----  ------     -----   ------    -----    ------     -----

Held-to-Maturity - at
---------------------
   Amortized Cost
   --------------

U.S. Treasury obligations and
 obligations of U.S. Government
 corporations and agencies         $  308    5.50%   $   --        --%    $   --     --%  $   --       --%    $  308     5.50%
Obligations of states and
 political subdivisions             1,816    6.42     4,521      6.31        710   7.37       --       --      7,047     6.45%
Mortgage-backed securities             --      --        --        --         --     --       --       --         --       --
                                   ------    ----    ------      ----     ------   ----   ------     ----     ------     ----

 Total                             $2,124    6.29%   $4,521      6.31%    $  710   7.37%  $   --       --%    $7,355     6.41%
                                   ======    ====    ======      ====     ======   ====   ======     ====     ======     ====

                                                                          MATURING
                                   ---------------------------------------------------------------------------------------------
                                                       AFTER ONE BUT      AFTER FIVE BUT
                                   WITHIN ONE YEAR   WITHIN FIVE YEARS  WITHIN TEN YEARS   AFTER TEN YEARS         TOTAL
                                   ---------------   -----------------  ----------------   ---------------    ----------------
                                   AMOUNT    YIELD   AMOUNT      YIELD  AMOUNT     YIELD   AMOUNT    YIELD    AMOUNT     YIELD
                                   ------    -----   ------      -----  ------     -----   ------    -----    ------     -----

Available-for-Sale
------------------
  at Fair Value
  -------------

U.S. Treasury obligations and
 obligations of U.S. Government
 corporations and agencies         $  750    6.05%   $2,025      6.39%    $   --     --%  $   --       --%    $2,775     6.30%
Obligations of states and
 political subdivisions                --      --        --        --         --     --       --       --         --       --
Mortgage-backed securities             --      --        --        --         --     --       --       --         --       --
                                   ------    ----    ------      ----     ------   ----   ------     ----     ------     ----

 Total                             $  750    6.05%   $2,025      6.39%    $   --     --%  $   --       --%    $2,775     6.30%
                                   ======    ====    ======      ====     ======   ====   ======     ====     ======     ====

TABLE 5 - COMPOSITION OF LOANS--SOUTHLAKE

The table below sets forth the amount of loans outstanding at the end of the years indicated, according to type of loan (000's omitted):

                                                          DECEMBER 31,
                                           -------------------------------------------
                                            1996     1995     1994     1993     1992
                                           -------  -------  -------  -------  -------

Commercial, financial, and agricultural..  $ 7,773  $ 5,430  $ 5,285  $ 4,499  $ 2,248
Real estate--construction................    5,981    5,170    3,778    4,581    2,513
Real estate--mortgage....................    8,034    7,440    6,651    5,149    4,717
Consumer.................................    4,431    4,135    3,212    2,936    3,532
                                           -------  -------  -------  -------  -------
                                           $26,219  $22,175  $18,926  $17,165  $13,010
                                           =======  =======  =======  =======  =======

TABLE 6 - LOAN MATURITIES AND INTEREST SENSITIVITY AT DECEMBER 31, 1996-- SOUTHLAKE

The amounts of total loans (excluding real estate mortgages and installment consumer loans) outstanding as of December 31, 1996, which, based on remaining scheduled repayments of principal, are due in (i) one year or less, (ii) more than one year but less than five years, and (iii) more than five years, are shown in the following table. The amounts due after one year are classified according to the sensitivity to changes in interest rates. Aggregate maturities of loan balances which are due:

                                                                  OVER ONE YEAR
                                                    ONE YEAR     THROUGH        OVER
                                                    OR LESS    FIVE YEARS    FIVE YEARS   TOTAL
                                                    --------   ----------    ----------  -------

Commercial, financial and agricultural............   $2,425      $5,348         $--      $ 7,773
Real estate - construction........................    5,650         331          --        5,981
                                                     ------      ------         ---      -------
                                                     $8,075      $5,679         $--      $13,754
                                                     ======      ======         ===      =======


                                                               MATURITIES
                                                                  AFTER
                                                                ONE YEAR
                                                               ----------

Loans with fixed interest rates...................               $5,054
Loans with floating or adjustable interest rates..                  625
                                                                 ------
                                                                 $5,679
                                                                 ======

III.    ASSET QUALITY

TABLE 7 - NONPERFORMING ASSETS (000'S OMITTED)--SOUTHLAKE


                                                         AT DECEMBER 31,
                                             --------------------------------------
PAST DUE AND NON-ACCRUAL LOANS:               1996    1995    1994    1993    1992
                                             ------  ------  ------  ------  ------

Nonaccrual loans...........................  $ 178   $  --   $  --   $  --   $ 115
Loans past due 90 days or more.............     --       1       6       2      --
Restructured loans.........................     --      --      --      --      --
                                             -----   -----   -----   -----   -----
  Nonperforming loans......................    178       1       6       2     115
Foreclosed assets..........................    421     591     319     415     352
                                             -----   -----   -----   -----   -----
  Total nonperforming assets...............  $ 599   $ 592   $ 325   $ 417   $ 467
                                             =====   =====   =====   =====   =====

As a % of loans and foreclosed properties..   2.25%   2.60%   1.69%   2.37%   3.49%


LOAN CONCENTRATIONS

  As of December 31, 1996, there were no concentrations of loans exceeding 10% to any industry segment except as disclosed in Table 5 herein.


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                             1996         1995         1994         1993         1992
                                          ----------   ----------   ----------   ----------   ----------
                                          ALLOCATION   ALLOCATION   ALLOCATION   ALLOCATION   ALLOCATION
                                            AMOUNT       AMOUNT       AMOUNT       AMOUNT       AMOUNT
                                          ----------   ----------   ----------   ----------   ----------

Real estate - construction..............  $       56   $       47   $       31   $       42   $       30
Real estate - mortgage..................          75           68           55           47           57
Commercial, financial and agricultural..          72           50           44           41           27
Consumer................................          41           38           26           27           43
                                          ----------   ----------   ----------   ----------   ----------
                                          $      244   $      203   $      156   $      158   $      157
                                          ==========   ==========   ==========   ==========   ==========

ALLOCATION AS PERCENT OF TOTAL LOANS

                                             1996         1995         1994         1993         1992
                                          ----------   ----------   ----------   ----------   ----------

Real estate - construction..............        22.8%        23.3%        20.0%        26.7%        19.3%
Real estate - mortgage..................        30.6         33.6         35.1         30.0         36.3
Commercial, financial and agricultural..        29.6         24.5         27.9         26.2         17.3
Consumer................................        16.9         18.6         17.0         17.1         27.1
                                          ----------   ----------   ----------   ----------   ----------
                                               100.0%       100.0%       100.0%       100.0%       100.0%
                                          ==========   ==========   ==========   ==========   ==========

TABLE 8 - ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (000'S OMITTED)--SOUTHLAKE

  The following table summarizes the daily average amount of net loans outstanding; changes in the allowance for loan losses arising from loans charged off, and recoveries on loans previously charged off, by loan category; additions to the allowance which have been charged to operating expense; and the ratio of net loans charged off to average loans outstanding:

                                 1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------

Balance at January 1,......    $    203  $    156  $    158  $    157  $    207

Charge-offs:
 Commercial, financial and
  agriculture..............          15        15        22        34        43
 Consumer..................          25        15        19         8        18
 All other.................          --        --        --        --        --
                               --------  --------  --------  --------  --------
Total loans charged off....          40        30        41        42        61

Recoveries:
 Commercial, financial and
  agriculture..............           4         8         3        11         8
 Consumer..................           5         1         1        14         3
 All other.................          --        --        --        --        --
                               --------  --------  --------  --------  --------
Total recoveries...........           9         9           4      25        11
                               --------  --------  --------  --------  --------

Net charge-offs............          31        21        37        17        50

Provision for loan losses..          72        68        35        18        --
                               --------  --------  --------  --------  --------

Balance at December 31,....    $    244  $    203  $    156  $    158  $    157
                               ========  ========  ========  ========  ========

Loans at year-end..........    $ 26,219  $ 22,175  $ 18,926  $ 17,165  $ 13,010
Average loans..............      23,499    20,831    17,186    15,146    13,882
Net charge-offs/average
 loans.....................        0.13%     0.10%     0.22%     0.11%     0.36%

Allowance for loan
 losses/year-end loans.....        0.93      0.92      0.82      0.92      1.21
Allowance for loan
 losses/nonperforming
 assets....................       40.73     34.29     48.00     37.89     33.62


IV.     DEPOSITS

TABLE 9 - COMPOSITION OF DEPOSITS--SOUTHLAKE

   The following table presents the average daily amount and the average rate paid on deposits (000's omitted):

                                   1996                   1995                   1994
                            ------------------     ------------------     ------------------
                            AVERAGE    AVERAGE     AVERAGE    AVERAGE     AVERAGE    AVERAGE
                            BALANCE      RATE      BALANCE      RATE      BALANCE      RATE
                            -------    -------     -------    -------     -------    -------
Noninterest bearing demand
 deposits                   $14,748         --%    $11,963         --%    $10,946         --%
Interest-bearing demand
 deposits
 Interest-bearing checking    4,572       1.57       4,237       1.86       3,882       1.91
 Savings and money market
  accounts                   12,021       2.99      12,166       3.15      12,932       3.53
 Time deposits under
  $100,000                    5,868       5.27       5,570       5.10       4,781       4.41
 Time deposits of $100,000
  or more                     5,815       5.50       4,441       5.72       2,318       3.88
                            -------                -------                -------
 Total interest-bearing
  deposits                   28,276       3.75      26,414       3.79      23,913       3.48
                            -------                -------                -------
 Total deposits              43,024                $38,377                $34,859
                            =======                =======                =======

TABLE 10 - REMAINING MATURITY OF TIME DEPOSITS OF $100,000 OR MORE TIME DEPOSITS (000'S OMITTED)--SOUTHLAKE


                             DECEMBER 31, 1996
                             -----------------
                             (IN THOUSANDS)
     Under three months           $3,724
     Over three through
      twelve months                1,395
     Over twelve months              875
                                  ------
                                  $5,994
                                  ======


V.      RETURN ON EQUITY AND ASSETS

TABLE 11 - RETURN ON EQUITY AND ASSETS--SOUTHLAKE


                                                  Year ended December 31,
                                              -------------------------------
                                               1996         1995        1994
                                              ------       ------      ------
Percentage of net earnings
 to:
    Average total assets                       1.46%        1.28%        0.90%
    Average shareholders'
     equity                                   19.39        19.64        14.53
Percentage of dividends declared per common
 share to earnings per common share              --           --           --

Percentage of average shareholders' equity
  to daily average total assets                7.53         6.54         6.20


VI.     NONINTEREST INCOME AND EXPENSE AND INCOME TAXES

TABLE 12 - NONINTEREST INCOME AND NONINTEREST EXPENSE--SOUTHLAKE

NONINTEREST INCOME (000'S OMITTED):

                                    INCREASE              INCREASE
                            1996   (DECREASE)     1995   (DECREASE)     1994
                            ----   ----------     ----   ----------     ----
Service fees on deposit
 accounts.................. $366      $  9        $357      $  4        $353
Gain on sale of assets.....  247       226          21       (12)         33
Other:
   Miscellaneous income....  115        63          52        26          26
   Real estate mortgage
    fees...................  100        17          83        58          25
   Merchant credit card
    fees...................   44       (54)         98        (4)        102
   Other service fees......   27         6          21         -          21
                            ----      ----        ----      ----        ----
                             286        32         254        80         174
                            ----      ----        ----      ----        ----
                            $899       267        $632      $ 72        $560
                            ====      ====        ====      ====        ====

NONINTEREST EXPENSE (000'S OMITTED):


                                      INCREASE              INCREASE
                             1996    (DECREASE)    1995    (DECREASE)    1994
                            ------   ----------   ------   ----------   ------

Salaries................... $  814     $  128     $  686     $  103     $  583
Payroll taxes..............     49          6         43          4         39
KSOP.......................     16        (40)        56          6         50
Medical and other benefits.     43         10         33          4         29
                            ------     ------     ------     ------     ------
                               922        104        818        117        701

Net occupancy..............     91          6         85          1         84
Equipment expense..........    136         22        114         13        101
Other:
 Advertising and business
  development..............    230        163         67        (13)        80
 Other miscellaneous.......    145         51         94         (7)       101
 Outside data processing...    114         24         90         10         80
 Director fees.............     76          1         75         (5)        80
 Credit card and ATM.......     73        (62)       135         (9)       144
 Outside operations........     69         15         54          7         47
 Printing and supplies.....     61         29         32         (3)        35
 Postage and courier.......     51          2         49          7         42
 Legal and accounting fees.     49         19         30          6         24
 Insurance.................     34          7         27         (5)        32
 Other real estate expense.     33          9         24          9         15
 Correspondent bank service
  fees.....................     30          8         22          2         20
 Communications............     30          6         24          4         20
 FDIC insurance expense....      2        (39)        41        (33)        74
                            ------     ------    -------    -------    -------
                               997        233        764        (30)       794
                            ------     ------    -------    -------    -------
Total Noninterest Expense   $2,146     $  365    $ 1,781    $   101    $ 1,680
                            ======     ======    =======    =======    =======

 As a % of Tax Equivalent
   Net Revenue               66.56%                66.55%                74.53%


VII.    LIQUIDITY AND INTEREST RATE SENSITIVITY

TABLE 13 - INTEREST SENSITIVITY ANALYSIS--SOUTHLAKE (000'S OMITTED)

                                        WITHIN 3     4 - 6    7 - 12    1 - 5    OVER 5
                                         MONTHS      MONTHS   MONTHS    YEARS     YEARS     TOTAL
                                        --------     ------   ------   -------   -------   -------
Interest-earning assets:
Total loans............................ $13,143      $2,993   $2,606   $ 7,477   $    --   $26,219
Investment securities..................     701         175    1,999     6,545       711    10,131
Short-term investments.................   7,000          --       --        --        --     7,000
                                        -------      ------   ------   -------   -------   -------
Total interest-earning assets..........  20,844       3,168    4,605    14,022       711    43,350

Interest-bearing liabilities:
 Transaction deposit accounts..........  17,121          --       --        --        --    17,121
 Time deposits.........................   5,639       1,258    1,849     4,437        --    13,183
 Borrowed funds........................      --          --       --        --        --        --
 Mortgage notes payable................      --          --       --        --        --        --
                                        -------      ------   ------   -------   -------   -------
  Total interest-bearing
    liabilities........................ $22,760      $1,258   $1,849   $ 4,437   $    --   $30,304
                                        -------      ------   ------   -------   -------   -------

Interest sensitivity gap............... $(1,916)     $1,910   $2,756   $ 9,585       711    13,046
Cumulative interest sensitivity gap....  (1,916)         (6)   2,750    12,335    13,046    13,046
Ratio of interest sensitive
  assets to interest sensitive
  liabilities..........................    0.92        2.52     2.49      3.16        --
Cumulative ratio of interest
  sensitive assets to interest
  sensitive liabilities................    0.92        1.00     1.11      1.41      1.43
Cumulative interest sensitivity
  gap as a percent of earning
  assets...............................   (4.42)%     (0.01)%   6.34%    28.45%    30.09%


TABLE 14 - AVERAGE BALANCES AND AVERAGE YIELDS AND RATES - SOUTHLAKE (000'S OMITTED):

                                                       SIX MONTHS ENDED JUNE 30,
                                        ------------------------------------------------------
                                                   1997                        1996
                                        --------------------------  --------------------------
                                        AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/  YIELD/
                                        BALANCE   EXPENSE   RATE    BALANCE   EXPENSE   RATE
                                        --------  -------  -------  --------  -------  -------
ASSETS
Short-term investments................  $ 4,612    $  118    5.12%  $ 4,299   $   116    5.40%
Taxable investment securities.........    4,241       128    6.04     6,449       175    5.43
Tax-exempt investment securities (1)..    7,244       235    6.49     6,679       211    6.31
Loans (2).............................   27,029     1,350    9.99    22,367     1,162   10.39
                                        -------    ------           -------   -------
  Total earning assets................   43,126     1,831    8.49    39,794     1,664    8.36
Cash and due from banks...............    3,392                       3,316
Bank premises and equipment...........    2,412                       1,761
Other assets..........................    1,645                       1,987
Allowance for loan losses.............     (263)                       (211)
                                        -------                     -------
  Total assets........................  $50,312                     $46,647
                                        =======                     =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits.............  $30,219    $  578    3.83%  $28,253   $   528    3.74%
Long-term debt........................                                  309        15    9.71
                                        -------    ------           -------   -------
  Total interest bearing liabilities..   30,219       578    3.83    28,562       543    3.80
Noninterest-bearing deposits..........   15,709                      14,427
Other liabilities.....................      360                         282
                                        -------                     -------
  Total liabilities...................   46,288                      43,271
Shareholders' equity..................    4,024                       3,376
                                        -------                     -------
  Total liabilities and shareholders'
  equity..............................  $50,312                     $46,647
                                        =======                     =======

Net interest income...................             $1,253                     $ 1,121
                                                   ======                     =======

RATE ANALYSIS
Interest income/earning assets........                       8.49%                       8.36%
Interest expense/earning assets.......                       2.68                        2.73
                                                             ----                      ------
  Net yield on earning assets.........                       5.81%                       5.63%
                                                             ====                      ======

(1)  Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.
(2)  Nonaccrual loans are included in loans.

TABLE 15 - CHANGES IN INTEREST INCOME AND INTEREST EXPENSE - SOUTHLAKE (000'S OMITTED):

                                           SIX MONTHS ENDED JUNE 30,
                                             1997 COMPARED TO 1996
                                        --------------------------------
                                        CHANGE ATTRIBUTABLE TO
                                        ----------------------    TOTAL
                                        VOLUME          RATE      CHANGE
                                        ------        --------    ------

Short-term investments................  $  133        $  (131)     $  2
Taxable investment securities.........      55           (102)      (47)
Tax-exempt investment securities (1)..     246           (222)       24
Loans.................................   1,646         (1,458)      188
                                        ------        -------      ----
 Interest income......................   2,080         (1,913)      167
                                        ------        -------      ----

Interest-bearing deposits.............     601           (551)       50
Short-term borrowings.................       -              -         -
Long-term debt........................     (15)             -       (15)
                                        ------        -------      ----
 Interest expense.....................     586           (551)       35
                                        ------        -------      ----
 Net interest income..................  $1,494        $(1,362)     $132
                                        ======        =======      ====

(1) Computed on a tax-equivalent basis assuming a marginal tax rate of 34%.

TABLE 16 - NONINTEREST INCOME AND EXPENSE - SOUTHLAKE (000'S OMITTED):


NONINTEREST INCOME:
                                             FOR THE SIX MONTHS
                                             ENDED JUNE 30,          CHANGE
                                             ---------------    ---------------
                                              1996     1997       $        %
                                             ------   ------    -----    ------

Service fees on deposit accounts.........    $  178   $  207    $  29     16.29%
Net gain (loss) on sale of assets........       272      (13)    (285)       --
Other:
 Miscellaneous income....................        65       45      (20)   (30.77)
 Real estate mortgage fees...............        59       22      (37)   (62.71)
 Merchant credit card fees...............        22       24        2      9.09
 Other service fees......................        13       17        4     30.77
                                             ------   ------    -----   -------
                                                159      108      (51)   (32.08)
                                             ------   ------    -----   -------
   Total noninterest income..............    $  609   $  302    $(307)  (50.41)%
                                             ======   ======    =====   =======


NONINTEREST EXPENSE:

Salaries                                     $  338   $  402    $  64     18.93%
Payroll taxes                                    24       32        8     33.33
KSOP                                             27        3      (24)   (88.89)
Medical and other benefits                       22       22       --        --
                                             ------   ------    -----   -------
                                                411      459       48     11.68

Net occupancy............................        38       65       27     71.05
Equipment expense........................        64      101       37     57.81
Other:
 Advertising and business development....       179       60     (119)   (66.48)
 Other miscellaneous.....................        57       57       --        --
 Outside data processing.................        53       71       18     33.96
 Director fees...........................        31       37        6     19.35
 Credit card and ATM.....................        39       37       (2)    (5.13)
 Outside operations......................        31       49       18     58.06
 Printing and supplies...................        23       43       20     86.96
 Postage and courier.....................        25       31        6     24.00
 Legal and accounting fees...............        34       37        3      8.82
 Insurance...............................        16       19        3     18.75
 Other real estate expense...............        15       14       (1)    (6.67)
 Correspondent bank service fees.........        15       15       --        --
 Communications..........................        13       26       13    100.00
                                             ------   ------    -----   -------
                                                531      496      (35)    (6.59)
                                             ------   ------    -----   -------
   Total noninterest expense.............    $1,044   $1,121    $  77      7.38%
                                             ======   ======    =====   =======

   As a % of tax-equivalent net revenue..     60.36%   72.09%
                                             ======   ======

VIII.   CAPITAL

     At December 31, 1996, consolidated shareholders' equity was $3.9 million, or 7.7 percent of total assets, compared to $3.1 million, or 6.7 percent of total assets, at December 31, 1995. In accordance with Statement of Financial Accounting Standards No. 115, Southlake's unrealized losses on securities available-for-sale are reported as a reduction in shareholders' equity. At December 31, 1996 and 1995, unrealized losses amounted to $4 thousand and $3 thousand respectively. During 1996, consolidated shareholders' equity averaged $3.5 million, or 7.5 percent of average assets, compared to the 1995 average of $2.7 million, or 6.5 percent of average assets.

     Banking system regulators measure capital adequacy by means of the risk-based capital ratio and leverage ratio. The risk-based capital rules provide for the weighting of assets and off-balance-sheet commitments and contingencies according to prescribed risk categories ranging from 0 percent to 100 percent. Regulatory capital is then divided by risk-weighted assets to determine the risk-adjusted capital ratios. The leverage ratio is computed by dividing shareholders' equity less intangibles by quarter-to-date average assets less intangibles. Regulatory minimums for the risk-based and leverage ratios are 8.00 percent and 4.00 percent, respectively. At December 31, 1996, Southlake's total risk-based and leverage ratios were 12.56 percent and 7.95 percent, respectively.

IX. DISCUSSION OF SIX MONTHS ENDED JUNE 30, 1997 VERSUS SIX MONTHS ENDED JUNE 30, 1996

Overview of Operations

     For the six months ended June 30, 1997, Southlake's net income amounted to $264 thousand, or $1.16 per share, compared to $436 thousand, or $2.00 per share, earned in the first half of 1996. Return on average assets and return on average equity for the six months ended June 30, 1997, amounted to 1.05 percent and 13.12 percent, respectively. Southlake's return on average assets and return on average equity for the same period last year amounted to 1.87 percent and
25.83 percent.

     Net interest income on a tax equivalent basis for the first six months of 1997 was $132 thousand above the 1996 amount and resulted primarily from loan growth. The net interest margin for the six months ended June 30, 1997, was 5.81 percent, up from 5.63 percent for 1996. The provision for loan losses for the first half of 1997 totaled $36 thousand, and was unchanged from the 1996 amount.

     Total noninterest income for the six months ended June 30, 1997, amounted to $302 thousand as compared to the prior year total of $609 thousand. The decrease in total noninterest income is attributed to a $285 thousand decline in gain on sale of foreclosed assets. For the first six months of 1997, service fees on deposits increased $29 thousand compared to the 1996 amount. Other noninterest income, which includes merchant credit card fees, real estate mortgage fees, ATM transaction fees, and various other miscellaneous service-related fees and income, totaled $108 thousand and was down $51 thousand from the 1996 amount. The decrease resulted primarily from lower real estate mortgage fees.

     Noninterest expense for the six months ended June 30, 1997, totaled $1.12 million as compared to $1.04 million during the same period in 1996. The increase is attributable primarily to higher employee, occupancy, and equipment costs associated with a branch opening in January 1997.

Balance Sheet Review

     Consolidated assets at June 30, 1997, totaled $53.6 million as compared to $50.9 million at year-end 1996 and $47.6 million at June 30, 1996. Since year-end 1996, investment securities have increased $4.1 million and loans have decreased $491 thousand. The balance sheets presented reflect normal recurring adjustments and accruals. The net unrealized loss in the investment portfolio at June 30, 1997, totaled $34 thousand. At June 30, 1997, Southlake did not hold any CMOs. Amortized cost of structured notes at June 30,

1997, totaled $200 thousand as compared to an approximate market value of $199 thousand. Total deposits at June 30, 1997, amounted to $49.1 million, up $2.4 million from December 31, 1996, and up $5.7 million from the June 30, 1996, amount.

     Nonperforming assets at June 30, 1997, totaled $533 thousand, or 2.00 percent of loans and foreclosed assets, and were down $66 thousand from the December 31, 1996, amount. Foreclosed asset expense remains immaterial. At June 30, 1997, the allowance for loan losses amounted to .54 percent of nonperforming assets. Management is not aware of any material classified credits not properly disclosed as nonperforming and considers the allowance for loan losses to be adequate.

Liquidity and Capital

     Southlake's consolidated statements of cash flows are presented elsewhere in this document. At June 30, 1997, management believes that the balance sheet reflects adequate liquidity and the parent company has no debt. Total equity capital amounted to $4.2 million at June 30, 1997, which was up from $3.9 million at year-end 1996 and $3.6 million at June 30, 1996. Southlake's risk-based capital and leverage ratios at June 30, 1997, were 13.10 percent and 7.89 percent, respectively.


                                 LEGAL MATTERS

     The legality of the First Financial Common Stock to be issued in connection with the Exchange Offer and Merger will be passed upon by McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C.


                                    EXPERTS

     The consolidated financial statements of First Financial as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated January 10, 1997, with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The consolidated financial statements of Southlake as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, included in this prospectus and elsewhere in the registration statement have been audited by Judd, Thomas, Smith & Company, P.C., independent public accountants, as indicated in their report dated September 19, 1997, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

              INDEX TO SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY
                             FINANCIAL STATEMENTS


                                                                    Page
CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED
 DECEMBER 31, 1996, 1995 AND 1994

Independent Auditors' Report..................................      F-2

Consolidated Balance Sheets as of
  December 31, 1996 and 1995..................................      F-3

Consolidated Statements of Income for the three years ended
  December 31, 1996, 1995 and 1994............................      F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the three years ended December 31, 1996, 1995 and 1994..      F-5

Consolidated Statements of Cash Flows for the three years
ended December 31, 1996, 1995 and 1994........................      F-6

Notes to Consolidated Financial Statements....................      F-8


UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS
 ENDED JUNE 30, 1997 AND JUNE 30, 1996

Compilation Report............................................      F-22

Consolidated Balance Sheets as of June 30, 1997 and 1996......      F-23

Consolidated Statements of Income for the three months and
  six months ended June 30, 1997 and 1996.....................      F-24

Consolidated Statements of Changes in Stockholders' Equity
for the six months ended June 30, 1997 and 1996...............      F-25

Consolidated Statements of Cash Flows for the six months
ended June 30, 1997 and 1996..................................      F-26

[JUDD, THOMAS, SMITH & COMPANY, P.C. LETTERHEAD APPEARS HERE]
--------------------------------------------------------------------------------





                         INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
Southlake Bancshares, Inc.
Southlake, Texas

We have audited the accompanying consolidated balance sheets of Southlake Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southlake Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                /S/ JUDD, THOMAS, SMITH & COMPANY


September 19, 1997

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31,


                                                                        1996            1995
                                                                    ------------    ------------
                                     Assets
Cash and due from banks                                             $  3,436,740    $  4,671,647
Interest earning deposits in banks                                       100,000         115,794
Federal funds sold                                                     7,000,000       6,220,000
Investment securities
     Available-for-sale                                                2,775,775       3,688,021
     Held-to-maturity                                                  7,355,124       6,357,722
Other investment securities                                              110,500         110,500
Loans, net                                                            25,975,071      21,971,147
Premises and equipment, net                                            2,370,478       1,682,675
Accrued interest receivable                                              381,745         387,292
Other real estate                                                        421,296         591,102
Prepaid expenses                                                         116,735         111,371
Cash surrender value of life insurance                                   603,194         545,560
Goodwill, net of accumulated amortization of $51,344
  and $45,842 for 1996 and 1995, respectively                            168,702         174,204
Other assets                                                             128,558          98,224
                                                                    ------------    ------------

Total assets                                                        $ 50,943,918    $ 46,725,259
                                                                    ============    ============

                     Liabilities and Stockholders' Equity
Liabilities
Deposits:
     Noninterest bearing demand                                     $ 16,437,992    $ 14,114,516
     Interest bearing                                                 30,302,614      28,776,940
                                                                    ------------    ------------
                                                                      46,740,606      42,891,456
Accrued interest payable                                                  54,469          63,414
Other liabilities                                                        220,641         156,242
Note payable                                                                 -           475,000
                                                                    ------------    ------------
         Total liabilities                                            47,015,716      43,586,112

Minority interest                                                          5,244           4,593

Stockholders' equity
     Preferred stock - 8% nonvoting, cumulative, $1.00 par value,
       1,000,000 shares authorized: 7,200 issued and outstanding           7,200           7,200
     Common stock - $1.00 par value, 1,000,000 shares authorized:
       208,880 and 200,700 shares in 1996 and 1995 issued
       and outstanding                                                   208,880         200,700
     Surplus                                                           1,052,449         959,814
     Retained earnings                                                 2,658,712       1,970,198
     Unrealized loss on available-for-sale securities                     (4,283)         (3,358)
                                                                    ------------    ------------

         Total stockholders' equity                                    3,922,958       3,134,554
                                                                    ------------    ------------

Total liabilities and stockholders' equity                          $ 50,943,918    $ 46,725,259
                                                                    ============    ============



   The accompanying notes are an integral part of these financial statements.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31,


                                              1996           1995           1994
                                           -----------    -----------    -----------
Interest income
     Loans (including fees)                $ 2,426,114    $ 2,207,598    $ 1,761,565
     Taxable securities                        329,278        365,077        399,485
     Tax-exempt securities                     291,329        223,253        164,833
     Deposits in banks                           5,850         11,383         35,943
     Federal funds sold                        208,686        181,917        131,886
                                           -----------    -----------    -----------
         Total interest income               3,261,257      2,989,228      2,493,712
                                           -----------    -----------    -----------

Interest expense
     Interest bearing money-market
      and savings deposits                     358,588        383,140        455,618
     N.O.W. and super N.O.W. deposits           71,793         78,976         74,031
     Time deposits, $100,000 and over          319,759        254,434         90,746
     Other time deposits                       309,634        283,970        210,905
     Interest on note payable                   26,081         52,660         52,121
     Federal funds purchased                        15          7,285          1,728
                                           -----------    -----------    -----------
         Total interest expense              1,085,870      1,060,465        885,149
                                           -----------    -----------    -----------

         Net interest income                 2,175,387      1,928,763      1,608,563

Provision for loan losses                       72,000         68,000         35,000
                                           -----------    -----------    -----------

     Net interest income after
      provision for loan losses              2,103,387      1,860,763      1,573,563
                                           -----------    -----------    -----------

Other income
     Service charges on deposit accounts       366,130        357,283        353,213
     Other operating revenue                   285,001        253,771        174,454
     Net gain on sale of assets                247,463         20,734         32,682
                                           -----------    -----------    -----------
         Total other income                    898,594        631,788        560,349
                                           -----------    -----------    -----------

Other expense
     Salaries                                  813,790        686,028        582,596
     Other employee benefits                   108,319        132,164        118,425
     Net occupancy expense                      91,373         84,612         83,538
     Other operating expenses                1,131,116        877,554        895,128
     Minority interest                             955            678            621
                                           -----------    -----------    -----------
         Total other expenses                2,145,553      1,781,036      1,680,308
                                           -----------    -----------    -----------

Income before income taxes                     856,428        711,515        453,604
Income taxes                                  (167,338)      (171,756)      (111,204)
                                           -----------    -----------    -----------

Net income                                 $   689,090    $   539,759    $   342,400
                                           ===========    ===========    ===========

Primary earnings per common share          $      3.14    $      2.56    $      1.71
                                           ===========    ===========    ===========




   The accompanying notes are an integral part of these financial statements.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                                        Unrealized
                                                                                                          Gain
                                                                                Paid-In                 (Loss) on
                                                                               Capital in               Available-
                                          Common Stock       Preferred Stock   Excess of     Retained    For-Sale
                                       Shares      Amount    Shares   Amount      Par        Earnings   Securities      Total
                                       -------    --------   ------   ------   ----------   ----------  ----------    ----------

Balance, December 31, 1993             195,900    $195,900    7,200   $7,200   $  899,814   $1,089,191   $            $2,192,105

  Net income                                                                                   342,400                   342,400

  Common stock issued                    4,800       4,800                         60,000                                 64,800

  Dividends paid on preferred                                                                     (576)                     (576)
    stock

Current year unrealized loss
  on available-for-sale securities,
  net of applicable deferred taxes                                                                        (195,140)     (195,140)
                                       -------    --------    -----   ------   ----------   ----------   ---------    ----------

Balance, December 31, 1994             200,700     200,700    7,200    7,200      959,814    1,431,015    (195,140)    2,403,589

  Net income                                                                                   539,759                   539,759

  Dividends paid on preferred
    stock                                                                                         (576)                     (576)

Current year unrealized gain
  on available-for-sale securities,
  net of applicable deferred taxes                                                                         191,782       191,782
                                       -------    --------    -----   ------   ----------   ----------   ---------    ----------

Balance, December 31, 1995             200,700     200,700    7,200    7,200      959,814    1,970,198      (3,358)    3,134,554

  Net income                                                                                   689,090                   689,090

  Common stock issued                    8,180       8,180                         92,635                                100,815

  Dividends paid on preferred                                                                     (576)                     (576)
    stock

Current year unrealized loss on
  available-for-sale securities, net
  of applicable deferred taxes                                                                                (925)         (925)
                                       -------    --------    -----   ------   ----------   ----------   ---------    ----------

Balance, December 31, 1996             208,880    $208,880    7,200   $7,200   $1,052,449   $2,658,712   $  (4,283)   $3,922,958
                                       =======    ========    =====   ======   ==========   ==========   =========    ==========



   The accompanying notes are an integral part of these financial statements.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                                    1996            1995           1994
                                                                 -----------    -----------    -----------
Operating activities
  Net income                                                     $   689,090    $   539,759    $   342,400
     Adjustments to reconcile net income
       to net cash provided by operating activities
            Provision for loan losses                                 72,000         68,000         35,000
            Depreciation and amortization                            150,376        149,069        128,871
            Loss (gain) on sale of investments                        24,583         11,412        (32,682)
            Other gains on sale of assets                           (272,046)       (32,146)          (750)
            Donation of bank property                                137,000            -              -
            Increase in cash surrender value of life insurance       (57,634)       (71,288)      (164,554)
            Change in prepaid expenses                                (5,364)       (40,201)        (2,642)
            Change in interest receivable                              5,547        (68,080)       (27,373)
            Change in interest payable                                (8,945)        18,319          2,497
            Change in other liabilities                               64,399         35,667         92,527
            Minority interest                                            955            678            621
            Change in other - net                                    (30,133)       (49,127)        (3,182)
                                                                 -----------    -----------    -----------

     Net cash provided by operating activities                       769,828        562,062        370,733
                                                                 -----------    -----------    -----------

Investing activities
     Net change in time deposits with banks                           15,794        282,206      1,187,000
     Maturities of held-to-maturity securities                       762,315        545,000        130,000
     Maturities and sales of available-for-sale securities         5,612,828      5,984,713      2,882,563
     Purchases of held-to-maturity securities                     (1,803,552)    (2,164,990)    (1,056,548)
     Purchases of available-for-sale securities                   (4,709,293)      (745,687)    (4,805,690)
     Net change in funding and principal collections on loans     (4,398,524)    (3,351,008)    (1,798,518)
     Net change in federal funds sold                               (780,000)    (6,220,000)     1,180,000
     Expenditures for premises and equipment                      (1,116,259)      (359,560)       (33,810)
     Proceeds from sale of premises and equipment                    324,339        108,230          1,039
     Proceeds from sale of foreclosed property                       613,227         96,892         95,941
     Purchase of other real estate                                       -         (297,040)           -
                                                                 -----------    -----------    -----------

     Net cash used in investing activities                        (5,479,125)    (6,121,244)    (2,218,023)
                                                                 -----------    -----------    -----------

Financing activities
     Net increase in demand and savings deposits                   2,746,993      2,326,754      2,422,552
     Principal payment on debt                                      (475,000)           -         (125,000)
     Proceeds from the issuance of common stock                      100,816            -           64,800
     Net change in federal funds purchased                               -         (505,000)       505,000
     Net change in customer time deposits                          1,102,157      5,464,676       (962,911)
     Dividends paid                                                     (576)          (576)          (576)
                                                                 -----------    -----------    -----------

     Net cash provided by financing activities                     3,474,390      7,285,854      1,903,865
                                                                 -----------    -----------    -----------

Net (decrease) increase in cash and due from banks                (1,234,907)     1,726,672         56,575

Cash and due from banks, beginning of year                         4,671,647      2,944,975      2,888,400
                                                                 -----------    -----------    -----------

Cash and due from banks, end of year                             $ 3,436,740    $ 4,671,647    $ 2,944,975
                                                                 ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,


                                               1996         1995         1994
                                            ----------   ----------   ----------
Supplemental schedule of noncash investing
   and financing activities:
         Other real estate acquired in
           settlement of loans              $  322,600   $   81,868   $      -
                                            ==========   ==========   ==========

         Sale of foreclosed real estate
           financed through loans           $      -     $   31,500   $      -
                                            ==========   ==========   ==========

Supplemental cash flow information:
         Income tax paid                    $  238,472   $  202,747   $  113,417
                                            ==========   ==========   ==========

          Interest paid                     $1,094,863   $1,041,126   $  883,148
                                            ==========   ==========   ==========






   The accompanying notes are an integral part of these financial statements.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Southlake Bancshares, Inc. (the Company) and its 99.9% owned subsidiary, Texas National Bank (the Bank). Both the Company and the Bank are incorporated in the State of Texas. Southlake Bancshares, Inc. and Subsidiary provides a variety of banking services to individuals and businesses through its two branches in Southlake and Trophy Club. Its primary source of revenue is loans to customers who are primarily middle-income individuals and small to mid-sized businesses. The accounting and reporting policies of Southlake Bancshares, Inc. and Subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies. All material intercompany transactions and accounts have been eliminated upon consolidation.

Investment Securities
---------------------

The Company uses Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Pursuant to SFAS No. 115, investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Securities which do not meet either of the previously mentioned categories are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unreal ized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity net of deferred income tax.

Costs of securities sold are recognized using the specific identification method.

Company Premises and Equipment
------------------------------

The Company's premises and equipment are stated at cost less accumulated depreciation, which is computed using the straight-line method over estimated useful lives ranging from three to forty years.

Major expenditures for property and those which substantially increase useful lives are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation amounts are removed from the accounts with the resulting gains or losses included as income.

Goodwill
--------
Goodwill is amortized on the straight-line basis over forty years.

Federal Income Taxes
--------------------
The Company files a consolidated income tax return with its subsidiary. Income taxes are allocated on a separate return basis pursuant to a tax-sharing agreement.

The Company uses SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable for the period plus or minus the net change in the deferred tax assets and liabilities.

Allowance for Loan Losses
-------------------------

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Loans
-----
Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. Generally when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

Loan origination fees and certain direct loan origination costs are amortized over the appropriate lending or commitment period.

Other Real Estate Owned
-----------------------

Other real estate owned is stated at the lower of fair value or the recorded investment at date of foreclosure. At foreclosure, if fair value is less than the Company's recorded investment, a write-down is recognized through a charge to the allowance for loan losses. Declines in fair value subsequent to foreclosure are recognized by a charge to earnings with a corresponding write-down of the asset.

Cash Flows
----------
For purposes of reporting cash flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."

Estimates
---------

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.  INVESTMENT SECURITIES

Securities held-to-maturity at December 31, 1996 consist of the following:


                                                 Gross       Gross
                                   Amortized   Unrealized  Unrealized     Fair
                                      Cost       Gains       Losses       Value
                                   ----------  ----------  -----------  ----------

Tax-exempt securities             $7,046,858     $19,100    $(24,420)  $7,041,538

Federal agency securities            308,266           -      (1,798)     306,468
                                  ----------     -------    --------   ----------

                                  $7,355,124     $19,100    $(26,218)  $7,348,006
                                  ==========     =======    ========   ==========


Securities available-for-sale at December 31, 1996 consist of the following:


                                                  Gross        Gross
                                    Amortized   Unrealized  Unrealized      Fair
                                      Cost        Gains       Losses        Value
                                   -----------  ----------  -----------  -----------


U.S. Treasury obligations           $1,834,768     $10,396  $     -       $1,845,164

Federal agency securities              947,495           -     (16,884)      930,611
                                    ----------     -------    --------    ----------

                                    $2,782,263     $10,396    $(16,884)   $2,775,775
                                    ==========     =======    ========    ==========


Securities held-to-maturity at December 31, 1995 consist of the following:



                                                 Gross        Gross
                                   Amortized   Unrealized  Unrealized      Fair
                                      Cost       Gains       Losses       Value
                                   ----------  ----------  -----------  ----------

Tax-exempt securities              $6,357,722     $33,095    $(26,701)  $6,364,116
                                   ==========     =======    ========   ==========

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 2.  INVESTMENT SECURITIES, CONTINUED

Securities available-for-sale at December 31, 1995 consist of the following:


                                                Gross        Gross
                                   Amortized   Unrealized  Unrealized      Fair
                                      Cost       Gains       Losses       Value
                                   ----------  ----------  -----------  ----------
U.S. Treasury obligations         $2,195,525      $8,833    $ (3,944)  $2,200,414
Federal agency securities          1,499,960         812     (13,165)   1,487,607
                                  ----------      ------    --------   ----------

                                  $3,695,485      $9,645    $(17,109)  $3,688,021
                                  ==========      ======    ========   ==========


The following is a summary of maturities of securities as of December 31, 1996:




                                      Held-to-Maturity           Available-for-Sale
                                    Amortized       Fair      Amortized         Fair
                                      Cost         Value         Cost          Value
                                   ----------    ---------    ----------    -----------

Amounts maturing in:
     One year or less              $2,123,776    $2,122,061    $  748,453    $  749,687
     After one to five years        4,520,806     4,512,817     2,033,810     2,026,088
     After five to ten years          710,542       713,128             -             -
     After ten years                        -             -             -             -
                                   ----------    ----------    ----------    ----------

                                   $7,355,124    $7,348,006    $2,782,263    $2,775,775
                                   ==========    ==========    ==========    ==========

Securities with carrying v alues of $4,517,407 and $3,781,737 at December 31, 1996 and 1995, respectively, were pledged to secure U.S. government deposits and other public funds as required or permitted by law.

During 1996, the Company sold available-for-sale securities for total proceeds of $3,525,993, resulting in gross realized losses of $24,583. During 1995, the Company sold available-for-sale securities for total proceeds of $4,084,704, resulting in gross realized losses of $11,412. During 1994, the Company sold available-for-sale securities for total proceeds of $2,382,563, resulting in gross realized gains of $43,254 and gross realized losses of $10,572.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3.    LOANS

Loans outstanding at December 31 are detailed as follows:

                                                       1996          1995
                                                  -----------   -----------
            Commercial and single-pay consumer    $ 6,412,944   $ 3,701,831
            Real estate - construction              5,981,404     5,170,429
            Real estate - mortgage                  8,034,215     7,440,814
            Installment                             4,532,814     4,180,279
            Credit card                               349,251       398,690
            Lease financing loans                   1,349,315     1,723,505
            Overdrafts                                  9,626         3,954
                                                  -----------   -----------

               Total Loans                         26,669,569    22,619,502

            Less:  Unearned income                   (450,813)     (445,072)

            Less:  Allowance for loan losses         (243,685)     (203,283)
                                                  -----------   -----------

               Loans, net                         $25,975,071   $21,971,147
                                                  ===========   ===========

At December 31, 1996, the Company had nonaccrual loans of approximately $178,000. If interest on those loans had been accrued at their original rates, such income would have approximated $12,000. There were no nonaccrual loans at December 31, 1995 and 1994.

Loans, excluding credit card loans, non-accrual loans and overdrafts, at fixed interest rates and variable interest rates at December 31, are as follows:

                                                       1996         1995
                                                   -----------  -----------
            Fixed rates                            $20,689,408  $16,717,356
            Variable rates                           5,451,432    5,499,502
                                                   -----------  -----------

                                                   $26,140,840  $22,216,858
                                                   ===========  ===========

The following table shows the maturity distribution of the fixed rate loans at December 31:


                                                       1996         1995
                                                   -----------  -----------
            Three months or less                   $ 2,751,691  $ 1,730,246
            Three through twelve months              4,344,776    3,834,961
            One year through five year               2,734,331   10,531,934
            Over five years                            858,610      620,215
                                                   -----------  -----------

                                                   $20,689,408  $16,717,356
                                                   ===========  ===========

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 4.   ALLOWANCE FOR LOAN LOSSES

An analysis of transactions in the allowance is presented as follows:


                                              1996       1995       1994
                                            ---------  ---------  ---------
                Balance - January 1          $203,283   $155,960   $158,201
                Provision for loan losses      72,000     68,000     35,000
                Recoveries                      8,688      9,139      3,898
                Loans charged-off             (40,286)   (29,816)   (41,139)
                                             --------   --------   --------

                Balance - December 31        $243,685   $203,283   $155,960
                                             ========   ========   ========


NOTE 5. PREMISES AND EQUIPMENT

An analysis of premises and equipment is as follows:


                                                       1996         1995
                                                    -----------  -----------
                Land                                $  539,249   $  578,272
                Bank building and improvements       1,471,145    1,035,303
                Furniture and equipment                887,753      497,681
                                                    ----------   ----------
                                                     2,898,147    2,111,256


                Less, accumulated depreciation        (527,669)    (428,581)
                                                    ----------   ----------

                Premises and equipment, net         $2,370,478   $1,682,675
                                                    ==========   ==========


Total depreciation expense for 1996, 1995 and 1994 amounted to $118,342, $109,965 and $111,990, respectively.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 6. INTEREST BEARING DEPOSITS

Interest bearing deposits at December 31 are summarized as follows:


                                                              1996         1995
                                                          -----------  -----------
     N.O.W. and super N.O.W. accounts                      $ 5,449,121  $ 4,833,237
     Money market accounts                                  10,185,380   10,294,249
     Savings accounts                                        1,487,201    1,570,699
     Individual retirement accounts                          1,832,164    1,802,288
     Certificates of deposit
             Under $100,000                                  5,356,029    4,222,656
             Over $100,000                                   2,992,719    3,053,811
     State and political subdivisions (over $100,000)        3,000,000    3,000,000
                                                           -----------  -----------

                                                           $30,302,614  $28,776,940
                                                           ===========  ===========


Related party deposits totaled $363,664 and $340,881 at December 31, 1996 and 1995, respectively.

Certificates of deposit and individual retirement accounts issued in amounts of $100,000 or more and their remaining maturities at December 31 are as follows:



                                                              1996        1995
                                                           ----------  ----------
     Three months or less                                  $3,723,863  $3,856,883
     Three through twelve months                            1,394,908   1,880,919
     Over twelve months                                       874,948     316,009
                                                           ----------  ----------

                                                           $5,993,719  $6,053,811
                                                           ==========  ==========

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 7. NOTE PAYABLE

The Company had a note payable to a bank bearing an interest rate of .5% above the bank's prime lending rate. The note matures on July 31, 1998 with provisions for interest payments to be made quarterly. Principal payments include $113,383 due on July 31, 1997 and the remaining principal is due at maturity. The outstanding balance at December 31, 1995 was $475,000. The note was paid in full on December 31, 1996. The note was collateralized by 191,700 shares of the issued and outstanding common stock of the Southlake Bancshares, Inc.


NOTE 8. REGULATORY MATTERS

The Bank must obtain prior approval from the Office of the Comptroller of the Currency if the total of cash dividends declared in any calendar year exceed the total of net profits (as defined) of that year combined with the total of the retained net profits (as defined) of the preceding two years. At December 31, 1996, the Bank could have declared dividends of $1,302,925 without prior approval of the Office of the Comptroller of the Currency.

The Bank was required to maintain reserve balances with the Federal Reserve Bank. During 1996 and 1995, such average balances totaled approximately $425,000 and $375,000, respectively.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996 and 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996 and 1995, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's actual capital amounts and ratios are also presented in the table.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 8.        REGULATORY MATTERS, CONTINUED

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                       For Capital                 Prompt Corrective
                                             Actual                 Adequacy Purposes              Action Provisions:
                                     --------------------      ---------------------------    ----------------------------
                                      Amount       Ratio         Amount            Ratio         Amount            Ratio
                                     --------     -------      ----------       ----------    -----------       ----------
As of December 31, 1996
  Total capital
     (to risk weighted assets)       $4,003,185    12.56%      >/- $2,548,960    >/- 8.00%    >/- $3,186,200    >/- 10.00%

  Tier I Capital
     (to risk weighted assets)       $3,752,300    11.78%      >/- $1,274,480    >/- 4.00%    >/- $1,911,720     >/- 6.00%

  Tier I Capital
     (to average assets)             $3,752,300     7.95%      >/- $1,887,080    >/- 4.00%    >/- $2,358,850     >/- 5.00%

As of December 31, 1995

  Total capital
     (to risk weighted assets)       $3,168,226    11.51%      >/- $2,201,840    >/- 8.00%    >/- $2,752,300    >/- 10.00%

  Tier I Capital
     (to risk weighted assets)       $2,957,743    10.75%      >/- $1,100,920    >/- 4.00%    >/- $1,651,380     >/- 6.00%

  Tier I Capital
     (to average assets)             $2,957,743     7.04%      >/- $1,681,160    >/- 4.00%    >/- $2,101,450     >/- 5.00%


NOTE 9.  FEDERAL INCOME TAXES

Other assets in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:


                                             1996       1995
                                          ---------  ---------


Deferred tax liability                    $ (4,644)   $(3,431)


Deferred tax assets                        153,590     83,146
                                          --------    -------

       Net deferred tax asset             $148,946    $79,715
                                          ========    =======

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 9. FEDERAL INCOME TAXES, CONTINUED

The net deferred tax assets consists of  the following at December 31:


                                       1996       1995
                                     ---------  --------


    Employee benefits                $ 62,427   $40,237
    Contributions                      28,730         -
    Loan fees                          19,503    17,116
    Depreciation                        5,568     2,168
    Bad debts                          37,362    23,625
    Investment securities              (1,456)   (1,142)
    Accretion                          (3,188)   (2,289)
                                     --------   -------

                                     $148,946   $79,715
                                     ========   =======

The components of income tax expense are as follows:


                                        1996       1995       1994
                                     ---------  ---------  ---------
    Current
             Federal                 $238,472   $202,747   $113,417
             State                          -          -          -
                                     --------   --------   --------
                                      238,472    202,747    113,417
    Deferred federal                  (71,134)   (30,991)    (2,213)
                                     --------   --------   --------

    Income tax expense               $167,338   $171,756   $111,204
                                     ========   ========   ========


The Company's income tax expense differed from the statutory federal rate of 34% as follows:


                                             1996       1995       1994
                                          ----------  ---------  ---------

  Statutory rate applied to earnings
            before income taxes           $ 291,186   $241,915   $154,225


  Effect of tax exempt income              (123,882)   (80,936)   (61,271)


  Non-deductible expenses and
            other items                          34     10,777     18,250
                                          ---------   --------   --------

  Income tax expense                      $ 167,338   $171,756   $111,204
                                          =========   ========   ========

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 10.  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons.

The following is a recap of the aggregate activity of such loans:


                                  1996         1995
                               ----------    ---------


   Balance - January 1         $ 475,429     $211,968
   Borrowings                    372,961      322,656
   Repayments                   (344,103)     (59,195)
                               ---------     --------

   Balance - December 31       $ 504,287     $475,429
                               =========     ========


NOTE 11.  EMPLOYEE STOCK OWNERSHIP PLAN

The Company sponsors a qualified employee stock ownership plan with a 401(k) provision. The plan covers all employees who have attained age 20 1/2 with at least 1,000 hours of service in a plan year. Participants are allowed to make salary reduction contributions up to 15% of compensation, not to exceed the Internal Revenue Code tax deductible maximum. The Board of Directors may, at their discretion, contribute to participant accounts by matching employee salary deferrals, contributing basic contributions to all nonhighly compensated participants in order to satisfy the nondiscrimination requirements of the Internal Revenue Code, and/or make optional contributions to all participant accounts allocated based upon total relative compensation.

Discretionary Company contributions of $16,000, $56,042 and $50,004 were made during 1996, 1995 and 1994, respectively. At December 31, 1996, 15,900 shares of Southlake Bancshares, Inc. had been purchased by the employee stock ownership plan.


NOTE 12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 12.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31, 1996 are as follows:


                                                                 1996
                                                              ----------


Commitments to extend credit                                  $8,063,598
                                                              ==========

Standby letters of credit and financial guarantees written    $  126,225
                                                              ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of the collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include customer deposits, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


NOTE 13.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company's business activity is with customers located within twenty five miles of the Bank. As of December 31, 1996, the Company's loans to and guarantees of obligations of borrowers in the construction and land development industry were $5,981,404. The Company grants interim construction and land development loans to customers throughout its lending area. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the construction and land development economic sector.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 14.  DEFERRED COMPENSATION PLANS

The Company has established nonqualified deferred compensation plans covering all executive officers and directors. The amount of liability attributable to the plans for 1996 and 1995 were $165,085 and $121,219, respectively. The amount of expense attributable to the plans for 1996, 1995 and 1994 were $30,812, $46,311 and $68,464, respectively.


NOTE 15.  STOCK OPTIONS

The Company has outstanding non-statutory stock option agreements and incentive stock option agreements. Under the non-statutory stock option agreements, the Company has granted stock options of 27,560 shares to certain officers and directors. The options are fully exercisable from the grant date up to fifteen years therefrom. Under the incentive stock option agreement, the Company has granted stock options of 11,359 shares to Bank officers. The options are fully exercisable one year from grant date up to ten years therefrom.

Following is a summary of the status of the stock options during December 31, 1996, 1995 and 1994:

                                       Non-statutory        Incentive
                                       Stock Options      Stock Options
                                    -----------------  ------------------

Grant date                            1992     1996     1992      1992
                                    --------  -------  -------  ---------

Outstanding at December 31, 1993     22,720         -    5,679      5,680
     Granted                              -         -        -          -
     Exercised                            -         -        -          -
                                    -------    ------   ------   --------

Outstanding at December 31, 1994     22,720         -    5,679      5,680
     Granted                              -         -        -          -
     Exercised                            -         -        -          -
                                    -------    ------   ------   --------

Outstanding at December 31, 1995     22,720         -    5,679      5,680
     Granted                              -     4,840        -          -
     Exercised                       (2,840)        -        -     (2,840)
                                    -------    ------   ------   --------

Outstanding at December 31, 1996     19,880     4,840    5,679      2,840
                                    =======    ======   ======   ========

Exercise price                      $ 10.50    $16.47   $11.55   $  10.50
                                    =======    ======   ======   ========


The exercise price per share closely approximates the fair market value on the date each option was granted.

                   SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 16.  EARNINGS PER SHARE

Primary earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming conversion and exercise of dilutive stock options, which are considered to be common stock equivalents. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the company's stock.

The following data show the amounts used in computing primary earnings per share and the effect on the weighted average number of shares of dilutive potential common stock:

                                                   1996      1995      1994
                                                 --------  --------  --------
 Net income available to common stockholders
        used in primary EPS                      $688,514  $539,183  $341,824
                                                 ========  ========  ========

 Weighted average number of common
       shares used in basic EPS                   207,362   200,700   196,032

 Effect of dilutive securities:
       Stock options                               12,286     9,802     4,765
                                                 --------  --------  --------

 Weighted number of common shares
       stock used in primary EPS                  219,648   210,502   200,797
                                                 ========  ========  ========

Fully diluted earnings per share amounts are not presented for 1996, 1995 and 1994 because they are not materially dilutive.

NOTE 17.  SUBSEQUENT EVENTS

On August 18, 1997, the Company entered into an Agreement and Plan of Merger (the "Agreement") whereby First Financial Bankshares, Inc. (First Financial) will acquire all of the issued and outstanding shares of the Company in exchange for shares of the voting common stock of First Financial. Each outstanding share of common stock of the Company will be converted into .894 shares of First Financial common stock, valued at $39.75 on the market value date. The Company will be merged with and into First Financial. The closing date is expected to occur during the last forty-five days of 1997. Pursuant to the Agreement, the Board of Directors of the Company shall adopt, prior to closing, resolutions to terminate the Bank Executives' Supplemental Income Plan, the Bank Directors' Deferred Income Plan, and the Bank Officers' Bonus Plan and eliminate all liability under these plans. Additionally, a resolution to freeze and terminate the employee stock ownership plan will be adopted prior to the closing date.

On August 29, 1997, the Company redeemed all of its outstanding preferred stock from its shareholders for $7,200.

As of September 16, 1997, all of the stock options outstanding as of December 31, 1996, had been exercised. The Company received proceeds totaling $352,400 from the exercise of these options.

[JUDD, THOMAS, SMITH & COMPANY, P.C. LETTERHEAD APPEARS HERE]
--------------------------------------------------------------------------------



Board of Directors and Stockholders
Southlake Bancshares, Inc.
Southlake, Texas

We have compiled the accompanying consolidated balance sheets of Southlake Bancshares, Inc. and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended and the consolidated statements of income for the three months ended June 30, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying consolidated financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Consolidated statements of cash flows for the three month periods ended June 30, 1997 and 1996 have not been presented. Generally accepted accounting principles require a statement of cash flows to be presented for each period for which results of operations are provided when financial statements report both financial position and results of operations.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

The consolidated balance sheet as of December 31, 1996 was audited by us as part of an audit of Southlake Bancshares, Inc. consolidated financial statements, and we expressed an unqualified opinion on those financial statements in our report dated September 19, 1997 but we have not performed any auditing procedures since that date.


        /s/ JUDD, THOMAS, SMITH & COMPANY


September 19, 1997

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS


                                                                  -Unaudited-            -Audited-
                                                          June 30,        June 30,      December 31,
                                                            1997            1996            1996
                                                        ------------    ------------    ------------
                      Assets
Cash and due from banks                                 $  3,774,328    $  3,998,968    $  3,436,740
Interest earning deposits in banks                           100,000         100,000         100,000
Federal funds sold                                         5,680,000       1,540,000       7,000,000
Investment securities
     Available-for-sale                                    4,130,311       7,657,302       2,775,775
     Held-to-maturity                                     10,156,936       7,320,507       7,355,124
Other investment securities                                  110,500         110,500         110,500
Loans, net                                                25,427,341      23,272,453      25,975,071
Premises and equipment, net                                2,417,808       1,745,500       2,370,478
Accrued interest receivable                                  403,276         405,554         381,745
Other real estate                                            362,571         421,296         421,296
Prepaid expenses                                              75,616          93,567         116,735
Cash surrender value of life insurance                       617,378         552,776         603,194
Goodwill, net                                                165,951         171,453         168,702
Other assets                                                 231,767         241,919         128,558
                                                        ------------    ------------    ------------

Total assets                                            $ 53,653,783    $ 47,631,795    $ 50,943,918
                                                        ============    ============    ============

           Liabilities and Stockholders' Equity
Liabilities
Deposits:
     Noninterest bearing demand                         $ 17,827,607    $ 15,581,160      16,436,992
     Interest bearing                                     31,228,039      27,894,077      30,303,614
                                                        ------------    ------------    ------------
                                                          49,055,646      43,475,237      46,740,606
Accrued interest payable                                      61,237          49,946          54,469
Other liabilities                                            310,840         227,151         220,641
Note payable                                                     -           275,000             -
                                                        ------------    ------------    ------------
       Total liabilities                                  49,427,723      44,027,334      47,015,716

Minority interest                                              5,367           4,928           5,244

Stockholders' equity
     Preferred stock                                           7,200           7,200           7,200
     Common stock                                            211,820         208,880         208,880
     Surplus                                               1,080,976       1,052,449       1,052,449
     Retained earnings                                     2,922,566       2,406,040       2,658,712
     Unrealized loss on available-for-sale securities         (1,869)        (75,036)         (4,283)
                                                        ------------    ------------    ------------

       Total stockholders' equity                          4,220,693       3,599,533       3,922,958
                                                        ------------    ------------    ------------

Total liabilities and stockholders' equity              $ 53,653,783    $ 47,631,795      50,943,918
                                                        ============    ============    ============




                      Read accountants' compilation report

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME


                                               Three Months Ended             Six Months Ended
                                                    June 30,                      June 30,
                                              1997           1996            1997           1996
                                           -----------    -----------    -----------    -----------
Interest income
     Loans (including fees)                $   685,750    $   610,842    $ 1,350,449    $ 1,162,758
     Taxable securities                         74,933        105,917        127,645        174,564
     Tax-exempt securities                      84,216         73,227        155,412        139,617
     Deposits in banks                           1,443          1,442          2,885          2,884
     Federal funds sold                         60,556         32,071        115,434        112,588
                                           -----------    -----------    -----------    -----------
         Total interest income                 906,898        823,499      1,751,825      1,592,411
                                           -----------    -----------    -----------    -----------

Interest expense
     Interest bearing money-market and
      savings deposits                          17,987         16,863         33,159         32,958
     N.O.W. and super N.O.W. deposits           15,348         16,830         31,157         34,288
     Time deposits, $100,000 and over           88,552         77,352        172,036        161,183
     Other time deposits                       171,670        147,459        342,106        299,422
     Interest on note payable                      -            2,403            -           15,010
                                           -----------    -----------    -----------    -----------
         Total interest expense                293,557        260,907        578,458        542,861
                                           -----------    -----------    -----------    -----------

         Net interest income                   613,341        562,592      1,173,367      1,049,550

Provision for loan losses                       18,000         18,000         36,000         36,000
                                           -----------    -----------    -----------    -----------

     Net interest income after provision
      for loan losses                          595,341        544,592      1,137,367      1,013,550
                                           -----------    -----------    -----------    -----------

Other income
     Service charges on deposit accounts       110,054         90,811        207,435        178,365
     Other operating revenue                    60,723         73,008        107,529        158,787
     Net gain (loss) on sale of assets             -          272,046        (12,792)       272,046
                                           -----------    -----------    -----------    -----------
         Total other income                    170,777        435,865        302,172        609,198
                                           -----------    -----------    -----------    -----------

Other expense
     Salaries                                  200,878        167,766        401,941        338,191
     Other employee benefits                    29,832         35,845         56,662         72,912
     Net occupancy expense                      32,243         23,201         64,771         38,040
     Other operating expenses                  301,920        387,229        597,650        594,204
     Minority interest                             228            379            360            600
                                           -----------    -----------    -----------    -----------
         Total other expenses                  565,101        614,420      1,121,384      1,043,947
                                           -----------    -----------    -----------    -----------

Income before income taxes                     201,017        366,037        318,155        578,801
Income taxes                                   (35,741)       (83,029)       (54,301)      (142,959)
                                           -----------    -----------    -----------    -----------

Net income                                 $   165,276    $   283,008    $   263,854    $   435,842
                                           ===========    ===========    ===========    ===========






                      Read accountants' compilation report.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996


                                                                                                     Unrealized
                                                                                                     Gain (Loss)
                                                                                                    On Investment
                                                                                                     Securities
                                    Common Stock        Preferred Stock      Pain-In                 Considered
                                -------------------    -----------------   Capital in    Retained    Available-
                                Shares      Amount     Shares    Amount   Excess of Par  Earnings     for-Sale      Total
                                -------    --------    ------   --------  ------------- ----------   ----------  ----------

Balance December 31, 1995       200,700    $200,700     7,200   $  7,200   $  959,814   $1,970,198   $ (3,358)   $3,134,554

Net income                                                                                 435,842                  435,842

Unrealized loss on investment
  securities considered
  available-for-sale                                                                                  (71,678)      (71,678)

Common stock issued               8,180       8,180                            92,635                               100,815
                                -------    --------    ------   --------   ----------   ----------   --------    ----------

Balance June 30, 1996           208,880    $208,880     7,200   $  7,200   $1,052,449   $2,406,040   $(75,036)   $3,599,533
                                =======    ========    ======   ========   ==========   ==========   ========    ==========

Balance December 31, 1996       208,880    $208,880     7,200   $  7,200   $1,052,449   $2,658,712   $ (4,283)   $3,922,958

Net income                                                                                 263,854                  263,854

Unrealized gain on investment
  securities considered
  available-for-sale                                                                                    2,414         2,414

Common stock issued               2,940       2,940                            28,527                                31,467
                                -------    --------    ------   --------   ----------   ----------   --------    ----------

Balance June 30, 1997           211,820    $211,820     7,200   $  7,200   $1,080,976   $2,922,566   $ (1,869)   $4,220,693
                                =======    ========    ======   ========   ==========   ==========   ========    ==========



                      Read accountants' compilation report.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,


                                                                     1997           1996
                                                                 -----------    -----------
Operating activities
  Net income                                                     $   263,854    $   435,842
     Adjustments to reconcile net income
       to net cash provided by operating activities
            Provision for loan losses                                 36,000         36,000
            Depreciation and amortization                            126,389         (5,574)
            Other (gains) losses on sale of assets                    12,792       (272,046)
            Donation of bank property                                    -          137,000
            Increase in cash surrender value of life insurance       (14,184)        (7,216)
            Change in prepaid expenses                                41,119         17,804
            Change in interest receivable                            (21,531)       (18,262)
            Change in interest payable                                 6,768        (13,468)
            Change in other liabilities                               90,198         70,909
            Minority interest                                            360            600
            Change in other - net                                   (104,696)      (106,889)
                                                                 -----------    -----------

     Net cash provided by operating activities                       437,069        274,700
                                                                 -----------    -----------

Investing activities
     Net change in time deposits with banks                              -           15,794
     Maturities of held-to-maturity securities                       875,000        511,398
     Maturities and sales of available-for-sale securities           250,000        950,000
     Purchases of held-to-maturity securities                     (3,702,882)    (1,409,211)
     Purchases of available-for-sale securities                   (1,607,245)    (5,028,948)
     Net change in funding and principal collections on loans        511,730     (1,659,906)
     Net change in federal funds sold                              1,320,000      4,680,000
     Expenditures for premises and equipment                        (138,524)      (428,668)
     Proceeds from sale of premises and equipment                        -          324,339
     Proceeds from sale of foreclosed property                        45,933        613,227
                                                                 -----------    -----------

     Net cash used in investing activities                        (2,445,988)    (1,431,975)
                                                                 -----------    -----------

Financing activities
     Net increase in demand and savings deposits                   1,297,893      1,633,033
     Principal payment on debt                                           -         (200,000)
     Proceeds from the issuance of common stock                       31,467        100,815
     Net change in customer time deposits                          1,017,147     (1,049,252)
                                                                 -----------    -----------

     Net cash provided by financing activities                     2,346,507        484,596
                                                                 -----------    -----------

Net increase (decrease) in cash and due from banks                   337,588       (672,679)

Cash and due from banks, beginning of year                         3,436,740      4,671,647
                                                                 -----------    -----------

Cash and due from banks, end of year                             $ 3,774,328    $ 3,998,968
                                                                 ===========    ===========


                      Read accountants' compilation report.

                    SOUTHLAKE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,


                                                    1997         1996
                                                  --------     --------
Supplemental schedule of noncash
   investing and financing activities:
         Other real estate acquired in
               settlement of loans                $    -       $322,600
                                                  ========     ========

Supplemental cash flow information:
         Income tax paid                          $ 65,910     $207,956
                                                  ========     ========

          Interest paid                           $571,713     $540,204
                                                  ========     ========


                      Read accountants' compilation report.

                                                                         ANNEX A


[LETTERHEAD OF JUDD, THOMAS, SMITH & COMPANY, P.C. APPEARS HERE]


                              September 19, 1997


The Board of Directors
Southlake Bancshares, Inc.
3205 E. Highway 114
Southlake, Texas   76092

Gentlemen:

We have consulted with Southlake Bancshares, Inc. in connection with the proposed merger (the "Merger") of Southlake Bancshares, Inc. ("Southlake"), a Texas corporation, with and into First Financial Bankshares, Inc. ("First Financial"), a Texas corporation, upon the terms and conditions set forth in the Stock Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") dated August 18, 1997. At your request, in connection with the closing of the Merger, we are rendering an opinion concerning certain federal income tax consequences of the Merger.

In arriving at the opinions expressed below, we have relied upon the accuracy and completeness of the following:

         (i)   the Exchange Agreement;

         (ii) the Prospectus and Proxy Statement (together, the "Prospectus") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by First Financial in connection with the Merger, as amended through the date hereof; and

         (iii) such corporate records of Southlake and First Financial as we have deemed appropriate.

Defined terms used but not defined herein have the same meaning as in the Prospectus.

We have assumed that the transactions contemplated by the Exchange Agreement will be consummated in accordance therewith and as described in the Prospectus and that the Merger will qualify as a statutory merger under applicable laws of the State of Texas and the United States.

Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Exchange and Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Exchange and Merger:

         1. The Exchange and Merger will be treated as a corporate reorganization within the meaning of Section 368(a) of the Code, and First Financial and Southlake each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized by the Southlake Shareholders on the exchange of their shares of Southlake Common Stock solely for shares of First Financial Common Stock pursuant to the terms of the Exchange Agreement to the extent of such exchange (except as provided below with respect to fractional shares).

The Board of Directors - Southlake Bankshares, Inc.
September 19, 1997
-------------------------------------------------------------------------------

         3. The federal income tax basis of the shares of First Financial Common Stock for which shares of Southlake Common Stock are exchanged pursuant to the Exchange and Merger will be the same as the basis of such shares of Southlake Common Stock exchanged therefor, less any proportionate part of such basis allocable to any fractional interest in any share of First Financial Common Stock.

         4. The holding period for the shares of First Financial Common Stock for which the shares of Southlake Common Stock are exchanged will include the holding period of the Southlake Common Stock they are exchanged therefor, provided that such shares of Southlake Common Stock were held as a capital asset on the date of the Exchange.

         5. Southlake Shareholders who receive cash in lieu of a fractional share interest in First Financial Common Stock will be treated as having received the cash in redemption of the fractional share interest, and gain or loss will be recognized in an amount equal to the difference between the cash received and the proportionate part of basis allocable to the fractional share interest, which gain or loss will be a capital gain or loss if the Southlake Common Stock was a capital asset in the hands of the shareholder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the First Financial Common Stock received, determined as set forth above, is longer than one year.

               The effective tax rate on any resulting net long-term capital gain for Southlake Shareholders who are individuals will generally depend on the shareholder's holding period for the shares of First Financial Common Stock received, determined as set forth above, and the income tax brackets under which the shareholder is taxed. For individual shareholders, the maximum capital gains tax rate on property held more than eighteen months is 20 percent and the maximum capital gains tax rate on property held more than one year, but not more than eighteen months, is 28 percent.

This opinion may not be applicable to (1) Southlake shareholders who received their Southlake Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or (2) Southlake shareholders who are not citizens or residents of the United States. We express no opinion as to the laws of any jurisdiction other than the income tax laws of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "Summary of the Transaction -- Federal Income Tax Consequences," under the caption "The Exchange Offer -- Federal Income Tax Consequences," and elsewhere in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,

/s/ JUDD, THOMAS, SMITH & COMPANY

Judd, Thomas, Smith & Company, P.C.

                                    ANNEX B



                ART.5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS
                         AS TO SAID CORPORATE ACTIONS



  A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

      (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately proceeding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.


           (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

      (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

  B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

  C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

  D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

  E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

  F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

  G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

                    ART.5.13. PROVISIONS AFFECTING REMEDIES
                          OF DISSENTING SHAREHOLDERS



  A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

  B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

  C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                ART.5.16. MERGER OF SUBSIDIARY OR SUBSIDIARIES
                            INTO PARENT CORPORATION


                                QUALIFICATIONS



  A. In any case in which at least ninety (90%) percent of the outstanding shares of each class and series of a domestic or foreign corporation or corporations is owned by another domestic or foreign corporation, and at least one of such corporations is a domestic corporation and the other or others are domestic corporations or foreign corporations organized under the laws of a jurisdiction that permit such a merger, the corporation having such share ownership may (1) merge such other domestic or foreign corporation or corporations into itself, (2) merge itself into such other corporation, or (3) merge itself and one or more of such corporations into another of such domestic or foreign corporations:

      (a) in the event that the corporation having such share ownership will be a surviving corporation in the merger, by executing and filing articles of merger in accordance with Section B of this Article; or

      (b) in the event that the corporation having such share ownership will not be a surviving corporation in the merger, by the corporation having such share ownership adopting a plan of merger in the manner required by Article 5.03 of this Act, except that no action under Section 5.03 shall be required to be taken by the corporation or corporations whose shares are so owned, and executing and filing articles of merger in accordance with Section B of this Article.


                        SIGNATURE OF ARTICLES; CONTENTS


       B. The articles of merger shall be signed on behalf of the parent corporation by an officer and shall set forth:

      (1) The name of the parent corporation, and the name or names of the subsidiary corporations and the respective jurisdiction under which each such corporation is organized.

      (2) The number of outstanding shares of each class of each subsidiary corporation and the number of such shares of each class owned by the parent corporation.

      (3) A copy of the resolution adopted by the board of directors of the parent corporation to so merge and the date of the adoption thereof. If the parent corporation does not own all the outstanding shares of each class of each subsidiary corporation that is a party to the merger, the resolution shall state the terms and conditions of the merger, including the cash or other property, including shares, obligations, evidences of ownership, rights to purchase securities, or other securities of any person or entity or any combination of the shares, obligations, evidences of ownership, rights, or other securities, to be used, paid or delivered by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation.

      (4) If the surviving corporation is a foreign corporation, the address, including street number if any, of its registered or principal office in the jurisdiction under whose laws it is governed. If the surviving corporation is a foreign corporation, on the merger taking effect the surviving foreign corporation is deemed to (a) appoint the Secretary of State of this state as its agent for service of process to enforce an obligation or the rights of dissenting shareholders of each domestic corporation that is a party to the merger, and (b) agree that it will promptly pay to the dissenting shareholders of each domestic corporation that is a party to the merger the amount, if any, to which they are entitled under this Article.

      (5) If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the information required by Section A of Article 5.04 of this Act.

  C. DELIVERY TO SECRETARY OF STATE; DUTIES. The original and a copy of the articles of merger shall be delivered to the Secretary of State. If the Secretary of State finds that such articles conform to law, he shall, when all fees and franchise taxes have been paid as required by law:

      (1) Endorse on the original and the copy the word "Filed," and the month, day and year of the filing thereof.

      (2)  File the original in his office.

      (3) Issue a certificate of merger to which he shall affix the copy and deliver them to the surviving corporation or its representative.

  D. EFFECTIVE DATE AND EFFECT. The effective date and the effect of such merger shall be the same as provided in Articles 5.05 and 5.06 of this Act if the surviving corporation is a domestic corporation. If the surviving corporation is a foreign corporation, the effective date and the effect of such merger shall be the same as in the case of the merger of domestic corporations except in so far as the laws of such other jurisdiction provide otherwise.


                        REMEDY OF MINORITY SHAREHOLDERS

  E. In the event all of the shares of a subsidiary domestic corporation that is a party to a merger effected under this Article are not owned by the parent corporation immediately prior to the merger, the surviving corporation (foreign or domestic) shall, within ten (10) days after the effective date of the merger, mail to each shareholder of record of each subsidiary domestic corporation a copy of the articles of merger and notify the shareholder that the merger has become effective. Any such shareholder who holds shares of a class or series that would have been entitled to vote on the merger if it had been effected pursuant to Article 5.03 of this Act shall have the right to dissent from the merger and demand payment of the fair value for his shares in lieu of the cash or other property to be used, paid or delivered to such shareholder upon the surrender of such shareholder's shares pursuant to the terms and conditions of the merger, with the following procedure:

      (1) Such shareholder shall within twenty (20) days after the mailing of the notice and copy of the articles of merger make written demand on the surviving corporation, domestic or foreign, for payment of the fair value of his shares. The fair value of the shares shall be the value thereof as of the day before the effective date of the merger, excluding any appreciation or depreciation in anticipation of such act. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by him. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the corporate action.

      (2) Within ten (10) days after receipt by the surviving corporation of a demand for payment by the dissenting shareholder of the fair value of his shares in accordance with Subsection (1) of this section, the corporation (foreign or domestic) shall deliver or mail to the dissenting shareholder a written notice which shall either set out that the corporation (foreign or domestic) accepts the amount claimed in the demand and agrees to pay such amount within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed, or shall contain an estimate by the corporation of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which such corporate action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the shares certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the dissenting shareholder and the surviving corporation (foreign or domestic), payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected and, in the case of shares represented by certificates, upon surrender of his certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

      (4) If, within sixty (60) days after the date on which such corporate action was effected, the shareholder and the surviving corporation (foreign or domestic) do not so agree, then the dissenting shareholder or the corporation (foreign or domestic) may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of the shareholder's shares as provided in Section B of Article 5.12 of this Act and thereupon the parties shall have the rights and duties and follow the procedure set forth in Sections B to D inclusive of Article 5.12.

      (5) In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to the corporate action is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the corporate action. If the surviving corporation (foreign or domestic) complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to such shareholder with respect to such corporate action.

                            DISSENTING SHAREHOLDERS

  F. If a plan of merger is required by Section A of this Article to be adopted in the manner required by Article 5.03 of this Act, the provisions of Articles
5.11 and 5.12 of this Act shall apply to the rights of the shareholders of the parent corporation to dissent from such merger. Except as otherwise provided in this Article, the provisions of Articles 5.11 and 5.12 of this Act shall not be applicable to a merger effected under the provisions of this Article. The provisions of Article 5.13 of this Act shall be applicable to any merger effected under the provisions of this Article to the extent provided in Article
5.13 of this Act.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------



Item 20.  Indemnification of Officers and Directors.
          ------------------------------------------


  Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation, such as First Financial Bankshares, Inc. ("First Financial"), may indemnify a director or officer of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because the person is or was a director or officer of the corporation. In order to be entitled to such indemnification, the director or officer must have conducted himself in good faith and reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was not unlawful.
Article 2.02-1 of the TBCA provides that a director or officer may not be indemnified for proceedings in which the person is found liable on the basis that a personal benefit was improperly received by him or in which the person is found liable to the corporation. Article 2.02-1 of the TBCA provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation's articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

  The First Financial Articles of Incorporation provide that, to the fullest extent permitted by applicable law, each director, officer, employee and agent of First Financial shall be indemnified for all expenses incurred in connection with any action, suit, proceeding or claim to which he or she is named a party or otherwise by virtue of holding such position; provided, however, that no indemnification of employees or agents (other than directors or officers) will be made without express authorization of the Board of Directors.

  The First Financial Articles of Incorporation also provide that, to the fullest extent permitted by applicable law, no First Financial director shall be liable to First Financial or the First Financial shareholders for monetary damages for or with respect to any acts or omissions in his or her capacity as a director, except in the case of liability for (i) a breach of a duty of loyalty to First Financial or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which a director received an improper benefit, (iv) an act or omission for which the liability of a director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

  (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

  Item 601
Regulation S-K
Exhibit Reference
     Number                               Description
-----------------   ------------------------------------------------------------


      *2.1 Stock Exchange Agreement and Plan of Reorganization dated as of August 18, 1997 between First Financial Bankshares, Inc., Southlake Bancshares, Inc., and Texas National Bank.

      *2.2 Purchase and Assumption Agreement dated May 27, 1997 by and between Southwest Bank of San Angelo and Texas Commerce Bank - San Angelo, National Association.

     **3.1 Articles of Incorporation, and all amendments thereto, of the Registrant (incorporated by reference from Exhibit 1 of the Registrant's Amendment No. 2 to Form 8-A filed on Form 8-A/A No. 2 on November 21, 1995).

     **3.2 Amended and Restated Bylaws, and all amendments thereto, of the Registrant (incorporated by reference from Exhibit 2 of the Registrant's Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

     **4 Specimen certificate for First Financial Common Stock (incorporated by reference from Exhibit 3 of the Registrant's Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

    ***5.1 Opinion and Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C.

      *8.1               Opinion and Consent of Judd, Thomas, Smith & Company,
                         P.C.

     *15.1               Letter from Judd, Thomas, Smith & Company, P.C.
                         regarding unaudited interim financial information.

     *21                 Subsidiaries of the Registrant.


   ***23.1 Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C. (included in Exhibit 5.1).

     *23.2               Consent of Judd, Thomas, Smith & Company, P.C.
                         (included in Exhibit 8.1).

     *23.3 Consent of Arthur Andersen LLP, independent public accountants (auditors for First Financial Bankshares, Inc.).

     *23.4 Consent of Judd, Thomas, Smith & Company, P.C., independent public accountants (auditors for Southlake Bancshares, Inc.).

     *24 Powers of Attorney (see the signature pages to this Form S-4 Registration Statement).

     *99                 Form of Letter of Transmittal.

--------------

    *Filed herewith
   **Incorporated by reference
  ***To be filed by amendment

  (b) Financial Statement Schedules. Financial Statement Schedules are not applicable.

Item 22.  Undertakings.
          ------------

  (a)     The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES



  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Abilene, State of Texas, on the 30th day of September, 1997.



                                  FIRST FINANCIAL BANKSHARES, INC.



                                  By: /s/ KENNETH T. MURPHY
                                      ------------------------------------------
                                      Kenneth T. Murphy, Chairman of the Board,
                                      President and Chief Executive Officer



  The undersigned directors and officers of First Financial Bankshares, Inc. hereby constitute and appoint Curtis R. Harvey, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 30th day of September, 1997, by the following persons in the capacities indicated.

          Signature                         Title
          ---------                         -----



/s/ CURTIS R. HARVEY           Executive Vice President, Chief Financial
------------------------------
Curtis R. Harvey               Officer, Controller and Chief Accounting Officer


/s/ JOE CANON                  Director
------------------------------
Joe Canon


/s/ MAC A. COALSON             Director
------------------------------
Mac A. Coalson


/s/ F. SCOTT DUESER            Director
------------------------------
F. Scott Dueser


                               Director
------------------------------
Patrick N. Gerald

/s/ ROBERT E. HITT             Director
------------------------------
Robert E. Hitt


/s/ RAYMOND A. McDANIEL, JR.   Director
------------------------------
Raymond A. McDaniel, Jr.


/s/ BYNUM MIERS                Director
------------------------------
Bynum Miers


/s/ KENNETH T. MURPHY          Chairman of the Board, President,
------------------------------
Kenneth T. Murphy              Chief Executive Officer and Director


                               Director
------------------------------
Dian Graves Owen



/s/ JAMES M. PARKER            Director
------------------------------
James M. Parker


/s/ JACK D. RAMSEY, M.D.       Director
------------------------------
Jack D. Ramsey, M.D.


                               Director
------------------------------
Craig Smith


                               Director
------------------------------
H.T. Wilson


/s/ WALTER F. WORTHINGTON      Director
------------------------------
Walter F. Worthington

                                 EXHIBIT INDEX


Item 601
Regulation S-K
Exhibit Reference
Number
------

      *2.1 Stock Exchange Agreement and Plan of Reorganization dated as of August 18, 1997 between First Financial Bankshares, Inc., Southlake Bancshares, Inc., and Texas National Bank.

      *2.2 Purchase and Assumption Agreement dated May 27, 1997 by and between Southwest Bank of San Angelo and Texas Commerce Bank - San Angelo, National Association.

     **3.1 Articles of Incorporation, and all amendments thereto, of the Registrant (incorporated by reference from Exhibit 1 of the Registrant's Amendment No. 2 to Form 8-A filed on Form 8-A/A No. 2 on November 21, 1995).

     **3.2 Amended and Restated Bylaws, and all amendments thereto, of the Registrant (incorporated by reference from Exhibit 2 of the Registrant's Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

     **4 Specimen certificate for First Financial Common Stock (incorporated by reference from Exhibit 3 of the Registrant's Amendment No. 1 to Form 8-A filed on Form 8-A/A No. 1 on January 7, 1994).

    ***5.1 Opinion and Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C.

      *8.1               Opinion and Consent of Judd, Thomas, Smith & Company,
                         P.C.

     *15.1               Letter from Judd, Thomas, Smith & Company, P.C.
                         regarding unaudited interim financial information.

     *21                 Subsidiaries of the Registrant.

   ***23.1 Consent of McMahon, Surovik, Suttle, Buhrmann, Hicks & Gill, P.C. (included in Exhibit 5.1).

     *23.2               Consent of Judd, Thomas, Smith & Company, P.C.
                         (included in Exhibit 8.1).

     *23.3 Consent of Arthur Andersen LLP, independent public accountants (auditors for First Financial Bankshares, Inc.).

     *23.4 Consent of Judd, Thomas, Smith & Company, P.C., independent public accountants (auditors for Southlake Bancshares, Inc.).

     *24 Powers of Attorney (see the signature pages to this Form S-4 Registration Statement).

     *99                 Form of Letter of Transmittal.

--------------

    *Filed herewith
   **Incorporated by reference
  ***To be filed by amendment